Registration No. 333-127258

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Radio One, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	4832	52-1166660
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Subsidiary Guarantors Listed on Schedule A Hereto
(Exact Name of Registrant as Specified in its Charter)

5900 Princess Garden Parkway
7th Floor
Lanham, Maryland 20706
(301) 306-1111
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of registrant’s Principal Executive Offices)
Alfred C. Liggins, III
President and Chief Executive Officer
Radio One, Inc.
5900 Princess Garden Parkway
7th Floor
Lanham, MD 20706
(301) 429-4659
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:
David H. Engvall
Covington & Burling
1201 Pennsylvania Ave. N.W.
Washington, DC 20004
(202) 662-6000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

SCHEDULE A
SUBSIDIARY GUARANTORS

	State of	I.R.S. Employer
	Incorporation or	Identification
Registrant	Organization	Number

Radio One Licenses, LLC	DE	52-1166660
Bell Broadcasting Company	MI	38-1537987
Radio One Of Detroit, LLC	DE	38-1537987
Radio One Of Atlanta, LLC	DE	52-1166660
ROA Licenses, LLC	DE	52-1166660
Radio One Of Charlotte, LLC	DE	57-1103928
Radio One Of Augusta, LLC	DE	52-1166660
Charlotte Broadcasting, LLC	DE	52-1166660
Radio One Of North Carolina, LLC	DE	52-1166660
Radio One Of Boston, Inc.	DE	52-2297366
Radio One Of Boston Licenses, LLC	DE	52-2297366
Blue Chip Merger Subsidiary, Inc.	DE	52-2334006
Blue Chip Broadcast Company	OH	31-1402186
Blue Chip Broadcasting, LTD.	OH	31-1459349
Blue Chip Broadcasting Licenses, LTD.	OH	31-1402186
Blue Chip Broadcasting Licenses II, LTD.	NV	31-1688377
Radio One Of Texas, LP	DE	52-2359936
Radio One Of Indiana, LP	DE	52-2359338
Radio One Of Texas I, LLC	DE	52-2359328
Radio One Of Texas II, LLC	DE	52-2359333
Radio One Of Indiana, LLC	DE	52-1166660
Satellite One, L.L.C	DE	52-1166660
Hawes-Saunders Broadcast Properties, Inc.	DE	31-1313021
Radio One Of Dayton Licenses, LLC	DE	31-1313021
New Mableton Broadcasting Corporation	DE	58-2455006
Radio One Media Holdings, LLC	DE	20-2180640
      The address, including zip code, and telephone number, including area code, of each of the Subsidiary Guarantors’ principal executive offices is c/o Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706, (301) 306-1111.
      The primary standard industrial classification code number for each of the Subsidiary Guarantors is 4832.
      The name, address, including zip code, and telephone number, including area code, of agent for service for each of the Subsidiary Guarantors is John W. Jones, General Counsel, Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706, (301) 306-1111.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2005
PROSPECTUS
Radio One, Inc.
OFFER TO EXCHANGE
$200,000,000 6 3/8% Senior Subordinated Notes due 2013 that have been registered under the Securities Act of 1933 for $200,000,000 outstanding unregistered
6 3/8% Senior Subordinated Notes due 2013
       We are offering to exchange $200,000,000 in aggregate principal amount of our 6 3/8% Senior Subordinated Notes due 2013, which we refer to as the original notes. We refer collectively to the exchange notes and the original notes that remain outstanding following the exchange offer as the notes. The terms of the exchange notes will be identical in all material respects to the terms of the original notes except that the exchange notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and, therefore, the transfer restrictions applicable to the original notes will not be applicable to the exchange notes.

•	Our offer to exchange original notes for exchange notes will be open until 5:00 p.m., New York City time, on , 2005, unless we extend the offer.

•	We will exchange all outstanding original notes that are validly tendered and not validly withdrawn prior to the expiration date of the exchange offer. You should carefully review the procedures for tendering the original notes beginning on page 19 of this prospectus.

•	If you fail to tender your original notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected. The exchange of original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	No public market currently exists for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any national securities exchange or the Nasdaq Stock Market.

•	Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal to be used in connection with the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” starting on page 77 of this prospectus.
       INVESTING IN THE EXCHANGE NOTES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THIS PROSPECTUS.
       WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE DATE OF THIS PROSPECTUS IS                     , 2005.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS OR THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THEN. WE ARE NOT MAKING AN OFFER TO SELL THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
      THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. WE WILL PROVIDE A COPY OF THE DOCUMENTS WE INCORPORATE BY REFERENCE, AT NO COST, TO ANY PERSON WHO RECEIVES THIS PROSPECTUS. TO REQUEST A COPY OF ANY OR ALL OF THESE DOCUMENTS, YOU SHOULD WRITE OR TELEPHONE US AT: RADIO ONE, INC., 5900 PRINCESS GARDEN PARKWAY, 7TH FLOOR, LANHAM, MARYLAND 20706, (301) 306-1111, ATTENTION: CORPORATE SECRETARY. IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2005. SEE “INCORPORATION OF DOCUMENTS BY REFERENCE” AND “THE EXCHANGE OFFER” FOR ADDITIONAL INFORMATION.

INCORPORATION OF DOCUMENTS BY REFERENCE
      Important business and financial information about Radio One, Inc. is “incorporated by reference” into this prospectus. This means that we are disclosing important information to you by referring you to certain documents we have filed with the SEC rather than including the information in this prospectus. The information in the documents incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination or expiration of this exchange offer:

•	our annual report on Form 10-K/ A for the fiscal year ended December 31, 2004;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2005; and

•	our current reports on Form 8-K dated June 9, 2005 and June 17, 2005.
      Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus or in earlier-dated documents incorporated by reference.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains statements about future events and expectations, or forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future results. When we use words in this document such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects,” “targets,” “projects” and similar expressions, we do so to identify forward-looking statements. We cannot guarantee that we will achieve these plans, intentions or expectations. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. These assumptions could prove inaccurate. See “Risk Factors.”
      You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

ii

SUMMARY
      This summary highlights certain information concerning our business and the exchange offer. You should carefully read the entire prospectus and should consider, among other things, the matters set forth in “Risk Factors” before deciding whether to participate in the exchange offer. When used in this prospectus, the terms “Radio One,” “we,” “our,” and “us” refer to Radio One, Inc. and its consolidated subsidiaries, unless otherwise specified.
Radio One, Inc.
      We are one of the largest radio broadcasting companies in the United States and the leading radio broadcasting company primarily targeting African-Americans. Founded in 1980, we own and/or operate 69 radio stations in 22 markets. Of these stations, 39 (29 FM and 10 AM) are in 14 of the top 20 African-American markets.
      We are led by our Chairperson and co-founder, Catherine L. Hughes, and her son, Alfred C. Liggins, III, our Chief Executive Officer and President, who together have approximately 50 years of operating experience in radio broadcasting. Ms. Hughes, Mr. Liggins and our strong management team have successfully implemented a strategy of acquiring and turning around underperforming radio stations. Our strategy for our radio broadcasting business is to continue to expand within our existing markets and into new markets that have a significant African-American presence. We will achieve this strategy through acquisitions of new radio stations and organic growth of our existing radio stations. We believe radio broadcasting primarily targeting African-Americans continues to have significant growth potential and that we have a competitive advantage in the African-American market and the radio industry in general, due to our focus on urban formats, our skill in programming and marketing these formats, and our turnaround expertise.
      We believe that our experience in the African-American market and our substantial radio listener base provides us with a competitive advantage in other complementary media businesses, such as cable television networks, programming content development and Internet-based services. Together with an affiliate of Comcast Corporation, we launched TV One, an African-American targeted cable television network, in January 2004. We also currently program one channel on XM Satellite Radio. In February 2005, we completed the acquisition of 51% of the common stock of Reach Media, Inc. (“Reach Media”). Reach Media commenced operations in 2003 and was formed by Tom Joyner, its Chairman, and David Kantor, its Chief Executive Officer, to operate the Tom Joyner Morning Show and related businesses. Mr. Joyner is a leading, nationally-syndicated radio personality.
Recent Developments
Stock Repurchase Program
      On June 6, 2005, we announced that our board of directors had authorized a stock repurchase program for up to $150.0 million of our Class A and Class D common stock over an 18-month period, with the amount and timing of repurchases based on stock price, general economic and market conditions, certain restrictions contained in agreements governing our bank credit facilities and subordinated debt and certain other factors.
New Credit Facility
      On June 13, 2005, we entered into a new credit facility. The total amount available under the facility is $800.0 million, consisting of a $500.0 million revolving facility and a $300.0 million term loan facility. We may use the proceeds from the facilities for working capital and capital expenditures made in the ordinary course of business and other lawful corporate purposes, for our common stock repurchases and for direct and indirect investments permitted under the facility. Simultaneous with entering into the new credit facility, we borrowed $437.5 million under our new facility to retire all outstanding obligations under our previous credit facility.

      Radio One, Inc. is a Delaware corporation. The principal executive offices of Radio One are located at: Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706. The phone number is (301) 306-1111.
Summary Terms of the Exchange Offer
      On February 10, 2005, we completed the offering of the original notes. That offering was exempt from the registration requirements of the Securities Act. In connection with that offering, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver this prospectus to you and to use our best efforts to commence the exchange offer no later than October 28, 2005.

Exchange Offer	We are offering to exchange up to $200,000,000 in aggregate principal amount of 6 3/8% Senior Subordinated Notes due 2013, which have been registered under the Securities Act, for an equal aggregate principal amount of our outstanding 6 3/8% Senior Subordinated Notes due 2013, to satisfy our obligations under the registration rights agreement that we entered into when the original notes were sold in transactions under Rule 144A and/or Regulation S under the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended.

Withdrawal; Non-Acceptance	You may withdraw any original notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2005. If we decide for any reason not to accept any original notes tendered for exchange, the original notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted original notes will be credited to the tendering holder’s account at The Depository Trust Company.

For further information regarding the withdrawal of tendered original notes, see “The Exchange Offer — Terms of the Exchange Offer;” “— Expiration Date; Extension; Termination; Amendment” and “— Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Exchange Agent	The Bank of New York is serving as exchange agent in connection with the exchange offer.

Procedures for Tendering Original Notes	If you wish to participate in the exchange offer, you must either:

• complete, sign and date an original or faxed letter of transmittal in accordance with the instructions in the letter of transmittal accompanying this prospectus; or

• arrange for The Depository Trust Company to transmit required information to the exchange agent in connection with a book- entry transfer.

Then you must mail, fax or deliver all required documentation to The Bank of New York, which is acting as the exchange agent for the exchange offer. The exchange agent’s address appears on the letter of transmittal. By tendering your original notes in either of these manners, you will represent to and agree with us that:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not engaged in, and you do not intend to engage in, the distribution (within the meaning of the federal securities laws) of the exchange notes;

• you have no arrangement or understanding with anyone to participate in a distribution of the exchange notes; and

• you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of the Company.

See “The Exchange Offer — Procedures for Tendering Original Notes” and “— The Depository Trust Company Book-Entry Transfer.”

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of original notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your original notes, you should contact your intermediary entity promptly and instruct it to tender the exchange notes on your behalf.

Guaranteed Delivery Procedures	If you desire to tender original notes in the exchange offer and:

• the original notes are not immediately available;

• time will not permit delivery of the original notes and all required documents to the exchange agent on or prior to the expiration date; or

• the procedures for book-entry transfer cannot be completed on a timely basis,

you may nevertheless tender the original notes, provided that you comply with all of the guaranteed delivery procedures set forth in “The Exchange Offer — Guaranteed Delivery Procedures.”

Resales of Exchange Notes	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you can resell and transfer your exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if you can make the representations that appear above under the heading “The Exchange Offer — Procedures for Tendering Original Notes.”

We cannot guarantee that the SEC would make a similar decision about the exchange offer. If our belief is wrong, or if you cannot truthfully make the representations appearing above, and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from such requirements, you may incur liability under the Securities Act. We are not indemnifying you against this liability.

Accrued Interest on the Exchange Notes and the Original Notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

Material United States Federal Income Tax Consequences	The exchange of original notes for exchange notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption “Material United States Federal Income Tax Consequences” for more information regarding the tax consequences to you of the exchange offer.

Consequences of Failure to Exchange Original Notes	All untendered original notes will remain subject to the restrictions on transfer provided for in the original notes and in the indenture. Generally, the original notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the original notes under the Securities Act.

Because we anticipate that most holders of the original notes will elect to exchange their original notes, we expect that the liquidity of the markets, if any, for any original notes remaining after the completion of the exchange offer will be substantially limited.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all registration and other expenses incidental to the exchange offer.
Summary Terms of the Exchange Notes
      The following is a summary of the terms of the exchange notes. The terms of the exchange notes are the same in all material respects as the terms of the original notes, except that the exchange notes will be registered under the Securities Act and, therefore, the transfer restrictions applicable to the original notes will not be applicable to the exchange notes and the exchange notes will not bear any legends restricting their transfer. The exchange notes will evidence the same debt as the original notes, and both the original notes and the exchange notes are governed by the same indenture. The original notes and the exchange notes will be treated as a single class of notes should any original notes remain outstanding following the exchange offer.

Issuer	Radio One, Inc.

Securities	$200.0 million of 6 3/8% Senior Subordinated Notes due 2013.

Maturity	February 15, 2013.

Interest Rate	6 3/8% per annum.

Interest Payment Dates	February 15 and August 15, commencing August 15, 2005.

Ranking	The exchange notes will rank:

• senior to any of our and our guarantors’ future debt that expressly provides that it is subordinated to the exchange notes;

• on a parity with our existing 8 7/8% senior subordinated notes due 2011 and any of our and our guarantors’ future senior subordinated obligations that do not expressly provide that they are subordinated to the exchange notes; and

• junior to all of our and our guarantors’ existing and future senior debt.

As of March 31, 2005, there was approximately $437.5 million of our senior debt outstanding, as well as $200.0 million of original notes and $300.0 million of our 8 7/8% senior subordinated notes due 2011 outstanding.

Guarantees	The exchange notes will be unconditionally guaranteed on a senior subordinated basis by each of our existing and future domestic restricted subsidiaries. If we cannot make payments on the exchange notes when they are due, our guarantors must make them instead.

Optional Redemption	On or after February 15, 2009, we may, at our option, redeem the exchange notes at any time in whole, or from time to time in part, at a redemption price equal to 103.188% of the principal amount to be redeemed, declining ratably annually to 100% of the principal amount to be redeemed beginning on February 15, 2011, plus accrued and unpaid interest up to but not including the date of redemption. See “Description of Exchange Notes — Optional Redemption.”

In addition, prior to February 15, 2008, we may, at our option, redeem up to 35% of the original principal amount of the exchange notes, at any time or from time to time, at a redemption price equal to 106.375% of the principal amount to be redeemed, plus accrued and unpaid interest up to but not including the date of redemption using the proceeds of certain offerings of our common stock. See “Description of Exchange Notes — Optional Redemption.”

Repurchase at Option of the Holder Upon a Change of Control Offer	Upon a change of control of Radio One, each holder may require us to repurchase all or a portion of the holder’s exchange notes for cash at a price equal to 101% of the principal amount of the exchange notes plus accrued and unpaid interest up to, but not including, the repurchase date. See “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Asset Sales	We may be obligated to purchase the exchange notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase with the net proceeds of certain sales or other dispositions of assets. See “Description of Exchange Notes — Repurchase at the Option of Holders — Asset Sales.”

Certain Covenants	The indenture governing the exchange notes will, among other things, restrict our ability and the ability of our subsidiaries to:

• incur or guarantee additional indebtedness;

• pay dividends or distributions on, or redeem or repurchase, capital stock;

• make certain investments;

• issue or sell capital stock of our subsidiaries;

• engage in transactions with affiliates;

• create liens;

• restrict dividend or other payments to us from our subsidiaries;

• transfer or sell assets; and

• consolidate, merge or transfer all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described in the “Description of Exchange Notes — Certain Covenants.”

Registration Rights	Concurrently with the closing of the original notes, we entered into, together with the guarantors of the original notes, an agreement with the initial purchaser of the original notes under which we are obligated to file a registration statement with respect to an offer to exchange the notes for a new issue of identical exchange notes registered under the Securities Act on or prior to 180 days after the date of the original issuance of the notes. We are also obligated to use our best efforts to cause the registration statement to be declared effective on or prior to 260 days after the date of the original issuance of the original notes.

If we fail to satisfy these obligations, we may required to pay you additional interest. See “Description of Exchange Notes — Registration Rights; Additional Interest.”

These registration rights applicable to the original notes are not applicable to the exchange notes.

SELECTED CONSOLIDATED FINANCIAL DATA
      The following table contains the selected historical financial information derived from our audited consolidated financial statements for each of the years ended December 31, 2000, 2001, 2002, 2003 and 2004 and our unaudited financial statements for the six months ended June 30, 2004 and June 30, 2005. The financial data below is only a summary. It should be read in conjunction with our historical consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual and quarterly reports filed by us with the SEC. See “Where You Can Find Additional Information.”

						Six Months
	Year Ended December 31,(1)					Ended June 30,

	2000	2001	2002	2003	2004	2004	2005

	(In thousands, except per share amounts)
Statements of Operations:
Net broadcast revenue	$155,666	$243,804	$295,851	$303,150	$319,761	$155,872	$178,534
Programming and technical expenses	23,971	40,791	49,582	51,496	53,358	27,733	33,450
Selling, general and administrative expenses	53,309	79,672	94,884	92,157	91,517	46,703	52,326
Corporate expenses	6,303	10,065	13,765	14,334	16,658	7,878	11,324
Depreciation and amortization	63,207	129,723	17,640	18,078	16,934	8,991	6,616

Operating income (loss)	8,876	(16,447)	119,980	127,085	141,294	64,567	74,818
Interest expense(2)	32,407	63,358	59,143	41,438	39,611	19,723	29,669
Equity in net loss of affiliated company	—	—	—	2,123	3,905	3,798	763
Gain on sale of assets, net	—	4,224	133	—	—	—	—
Other income, net	20,084	991	1,213	2,721	2,541	1,451	866
Income tax benefit (provision)	(804)	24,550	(25,282)	(32,462)	(38,717)	(16,247)	(15,095)

Income (loss) before extraordinary item and cumulative effect of accounting change	(4,251)	(50,040)	36,901	53,783	61,602	26,250	30,157
Minority interest in income of subsidiary	—	—	—	—	—	—	625
Extraordinary loss, net of tax	—	5,207	—	—	—	—	—
Cumulative effect of a change in accounting principle, net of tax	—	—	29,847	—	—	—	—

Net income (loss)	(4,251)	(55,247)	7,054	53,783	61,602	26,250	29,532
Preferred stock dividend	(9,236)	(20,140)	(20,140)	(20,140)	(20,140)	10,070	2,761

Net income (loss) applicable to common stockholders	$(13,487)	$(75,387)	$(13,086)	$33,643	$41,462	$16,180	$26,771

Net income (loss) per common share — basic:
Income (loss) before extraordinary item and cumulative effect of a change in accounting principle(3)	(0.16)	(0.78)	0.16	0.32	0.40	0.15	0.25
Extraordinary item	—	(0.05)	—	—	—	—	—
Cumulative effect of a change in accounting principle	—	—	(0.29)	—	—	—	—
Net income (loss) applicable to common stockholders per share	(0.16)	(0.83)	(0.13)	0.32	0.40	0.15	0.25

						Six Months
	Year Ended December 31,(1)					Ended June 30,

	2000	2001	2002	2003	2004	2004	2005

	(In thousands, except per share amounts)
Net income (loss) per common share — diluted:
Income (loss) before extraordinary item and cumulative effect of a change in accounting principle(3)	(0.16)	(0.78)	0.16	0.32	0.39	0.15	0.25
Extraordinary item	—	(0.05)	—	—	—	—	—
Cumulative effect of a change in accounting principle	—	—	(0.29)	—	—	—	—
Net income (loss) applicable to common stockholders per share	(0.16)	(0.83)	(0.13)	0.32	0.39	0.15	0.25
Pro Forma Amounts:(4)
Net income	$37,539	$21,302	$36,901	$53,783	$61,602	$26,250	$29,532
Net income applicable to common stockholders	28,303	1,162	16,761	33,643	41,462	16,180	26,771
Net income per share applicable to common stockholders — basic	0.33	0.01	0.16	0.32	0.40	0.15	0.25
Net income per share applicable to common stockholders — diluted	0.33	0.01	0.16	0.32	0.39	0.15	0.25
Statement of Cash Flows:
Cash flows from (used in) — Operating activities	$55,686	$59,783	$70,821	$109,720	$123,719	$49,707	$44,796
Investing activities	(1,220,023)	(146,928)	(105,277)	(44,357)	(155,498)	(36,826)	(22,929)
Financing activities	1,178,995	98,381	47,756	(72,768)	4,160	(35,859)	(16,123)
Other Data:
Cash interest expense(5)	$28,581	$61,371	$57,089	$39,743	$37,909	$18,874	$14,537
Capital expenditures	3,665	9,283	10,971	11,382	12,979	3,927	8,291
EBITDA(6)	72,083	110,670	106,534	143,173	154,340	69,904	80,169
Station Operating Income(7)	78,386	123,341	151,385	159,497	175,690	82,149	92,811
Station Operating Income Margin(8)	50%	51%	51%	53%	55%	53%	52%
Balance Sheet Data (at period end):
Cash and cash equivalents	$20,879	$32,115	$45,415	$38,010	$10,391	$15,032	$16,135
Short term investments	—	—	40,700	40,700	10,000	32,000	3,000
Intangible assets, net	1,637,180	1,776,201	1,776,626	1,782,258	1,931,045	1,813,612	2,005,188
Total assets	1,765,218	1,923,915	1,984,360	2,001,461	2,111,141	2,023,166	2,199,019
Total debt (including current portion)	646,956	780,022	650,001	597,535	620,028	571,280	937,523
Total liabilities	708,149	870,968	740,337	723,042	782,696	725,454	1,135,409
Total stockholders’ equity	1,057,069	1,052,947	1,244,023	1,278,419	1,328,445	1,297,712	1,062,088

(1)	Year-to-year comparisons are significantly affected by Radio One’s acquisition of various radio stations during the periods covered.

(2)	Interest expense includes non-cash interest, such as the accretion of principal, the amortization of discounts on debt and the amortization of deferred financing costs.

(3)	Income (loss) before extraordinary item and cumulative effect of a change in accounting principle is the reported amount, less dividends paid on Radio One’s preferred securities.

(4)	The pro forma amounts summarize the effect of SFAS No. 142 as of the beginning of the periods presented. For 2000-2001, the net loss is adjusted to eliminate the amortization expense recognized in those periods related to goodwill and FCC licenses, as these indefinite-lived assets are no longer amortized under SFAS No. 142. The adjusted amounts do not include any adjustments for potential impairment of Radio One’s indefinite-lived assets that could have resulted if Radio One had adopted

SFAS No. 142 as of the beginning of the years presented and performed the required impairment test under this standard.

(5)	Cash interest expense is calculated as interest expense less non-cash interest, including the accretion of principal, the amortization of discounts on debt and the amortization of deferred financing costs, for the indicated period.

(6)	Net income or loss before interest income, interest expense, income taxes, change in accounting principle, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business because EBITDA excludes charges for depreciation, amortization, change in accounting principle and interest expense that have resulted from our acquisitions and debt financings, and our interest income and income tax provision or benefit. Accordingly, we believe that EBITDA provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.
      The reconciliation of net income to EBITDA is as follows:

						Six Months
	Year Ended December 31,					Ended June 30,

	2000	2001	2002	2003	2004	2004	2005

	(In thousands)
Net income (loss) as reported	$(4,251)	$(55,247)	$7,054	$53,783	$61,602	$26,250	$29,532
Add back non-EBITDA items included in net income (loss):
Interest income	(20,084)	(2,614)	(2,585)	(2,588)	(2,524)	(1,307)	(743)
Interest expense	32,407	63,358	59,143	41,438	39,611	19,723	29,669
Provision (benefit) for income taxes	804	(24,550)	25,282	32,462	38,717	16,247	15,095
Depreciation and amortization	63,207	129,723	17,640	18,078	16,934	8,991	6,616

EBITDA	72,083	110,670	106,534	143,173	154,340	69,904	80,169

(7)	Net income before depreciation and amortization, income taxes, interest income, interest expense, equity in net loss of affiliated company, other expense, corporate expenses and non-cash compensation expenses is commonly referred to in our business as “station operating income.” Station operating income is not a measure of financial performance under generally accepted accounting principles. Nevertheless we believe station operating income is often a useful measure of a broadcasting company’s operating performance and is a significant basis used by our management to measure the operating performance of our stations within the various markets because station operating income provides helpful information about our results of operations apart from expenses associated with our physical plant, income tax provision or benefit, investments, debt financings, overhead and non-cash compensation. Station operating income is frequently used as one of the bases for comparing businesses in our industry, although our measure of station operating income may not be comparable to similarly titled measures of other companies. Station operating income does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

      The reconciliation of net income to station operating income is as follows:

						Six Months
	Year Ended December 31,					Ended June 30,

	2000	2001	2002	2003	2004	2004	2005

	(In thousands)
Net income (loss) as reported	$(4,251)	$(55,247)	$7,054	$53,783	$61,602	$26,250	$29,532
Add back non-station operating income items included in net income (loss):
Interest income	(20,084)	(2,614)	(2,585)	(2,588)	(2,524)	(1,307)	(743)
Interest expense	32,407	63,358	59,143	41,438	39,611	19,723	29,669
Provision (benefit) for income taxes	804	(24,550)	25,282	32,462	38,717	16,247	15,095
Change in accounting principle	—	—	29,847	—	—	—	—
Extraordinary loss, net of tax	—	5,207	—	—	—	—	—
Corporate expenses, excluding non-cash compensation	6,115	9,114	12,351	12,589	15,049	7,074	10,468
Non-cash compensation	188	951	1,414	1,745	2,413	1,517	909
Gain on sale of asset, net	—	(4,224)	—	—	—	—	—
Equity in net loss of affiliated company	—	—	—	2,123	3,905	3,798	763
Other (income) expense	—	1,623	1,239	(133)	(17)	(144)	(123)
Depreciation and amortization	63,207	129,723	17,640	18,078	16,934	8,991	6,616
Minority interest in income of subsidiary	—	—	—	—	—	—	625

Station operating income	78,386	123,341	151,385	159,497	175,690	82,149	92,811

(8)	“Station operating income margin” represents station operating income as a percentage of net broadcast revenue. Station operating income margin is not a measure of financial performance under generally accepted accounting principles. Nevertheless, we believe that station operating income margin is a useful measure of our performance because it provides helpful information about our profitability as a percentage of our net broadcasting revenue.

RISK FACTORS
      You should carefully consider the risks described below in addition to the other information contained in this prospectus and the documents incorporated by reference into this prospectus before deciding whether to participate in the exchange offer. You should also carefully consider the information set forth in our annual report on Form 10-K/ A for the fiscal year ended December 31, 2004 under the heading “Risk Factors.”
Risks Related to Our Business
      Our future operating results could be adversely affected by a number of risks and uncertainties, certain of which are described below. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the risks described below actually occur, our business, results of operations and financial condition could be materially and adversely affected.

Decreased spending by advertisers can adversely affect our revenue and operating results.
      Substantially all of our revenue is derived from sales of advertisements and program sponsorships on our stations to local and national advertisers. Generally, advertising tends to decline during economic recession or downturn. As a result, our advertising revenue is likely to be adversely affected by a recession or downturn in the United States economy, the economy of an individual geographic market in which we own or operate radio stations, or other events or circumstances that adversely affect advertising activity.

We may lose audience share and advertising revenue to competing radio stations or other types of media competitors.
      We operate in a highly competitive industry. Our radio stations compete for audiences and advertising revenue with other radio stations and station groups, as well as with other media such as broadcast television, newspapers, magazines, cable television, satellite television, satellite radio, outdoor advertising, the Internet and direct mail. Audience ratings and market shares are subject to change. Any adverse change in a particular market, or adverse change in the relative market positions of the stations located in a particular market could have a material adverse effect on our revenue or ratings, could require increased promotion or other expenses in that market, and could adversely affect our revenue in other markets. Other radio broadcasting companies may enter the markets in which we operate or may operate in the future. These companies may be larger and have more financial resources than we have. Our radio stations may not be able to maintain or increase their current audience ratings and advertising revenue. In addition, from time to time, other stations may change their format or programming, a new station may adopt a format to compete directly with our stations for audiences and advertisers, or stations might engage in aggressive promotional campaigns. These tactics could result in lower ratings and advertising revenue or increased promotion and other expenses and, consequently, lower earnings and cash flow for us. Audience preferences as to format or programming may also shift due to demographic or other reasons. Any failure by us to respond, or to respond as quickly as our competitors, could have an adverse effect on our business and financial performance. We cannot assure you that we will be able to maintain or increase our current audience ratings and advertising revenue.

We must respond to the rapid changes in technology, services and standards which characterize our industry in order to remain competitive.
      The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies, which may impact our business. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies are being, or have been, developed, including the following:

•	satellite delivered digital audio radio service, which has resulted in the introduction of several new satellite radio services with sound quality equivalent to that of compact discs;

•	audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and other digital audio broadcast formats; and

•	digital audio and video content available for listening and/or viewing on the Internet and/or available to be downloaded to portable devices.
      We cannot assure you that we will be able to adapt effectively to these new media technologies.

The loss of key personnel, including on-air talent, could disrupt the management and operations of our business.
      Our business depends upon the continued efforts, abilities and expertise of our executive officers, including our chief executive officer, chief financial officer, chief operating officer and chief administrative officer, and other key employees, including on-air personalities. We believe that the unique combination of skills and experience possessed by our executive officers could be difficult to replace, and that the loss of any one of them could have a material adverse effect on us, including the impairment of our ability to execute our business strategy. Additionally, we employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective broadcast areas. These on-air personalities are sometimes significantly responsible for the ranking of a station, and thus, the ability of the station to sell advertising. We cannot be assured that these individuals will remain with us or will retain their current audiences.

Our acquisition strategy could be hampered by a lack of attractive opportunities or other risks associated with integrating the operations, systems and management of the radio stations we acquire.
      Our acquisition strategy depends significantly on our ability to identify underperforming radio stations or stick stations in attractive markets, to purchase such stations at a reasonable cost and to increase revenue, cash flow and ratings from such radio stations. Some of the material risks that could hinder our ability to implement this strategy include:

•	increases in prices for radio stations due to increased competition for acquisition opportunities;

•	reduction in the number of suitable acquisition targets;

•	failure or unanticipated delays in completing acquisitions due to difficulties in obtaining required regulatory approval, including possible difficulties in obtaining antitrust approval for acquisitions in markets where we already own multiple stations or potential delays resulting from the uncertainty arising from legal challenges to the FCC’s adoption of new broadcast ownership rules;

•	difficulty in integrating operations and systems and managing a large and geographically diverse group of radio stations;

•	failure of some acquisitions to prove profitable or generate sufficient cash flow;

•	issuance of large amounts of common stock in order to purchase radio stations;

•	need to finance acquisitions through funding from the credit or capital markets; and

•	inability to finance acquisitions on acceptable terms.

Our business depends on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain its license.
      Radio broadcasters depend upon maintaining radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and are renewable. Our radio broadcasting licenses expire at various times through October 1, 2012. Although we may apply to renew our FCC licenses, interested third parties may challenge our renewal applications. In addition, we are subject to extensive and changing regulation by the FCC with respect to such matters as programming, indecency standards, technical operations, employment and business practices. If we or any of our significant stockholders, officers, or directors violate the FCC’s rules and regulations or the Communications Act of 1934, or is convicted of a felony, the FCC may commence a proceeding to impose fines or sanctions upon us. Examples of possible sanctions include the imposition of fines, the renewal of one or more of our broadcasting licenses for a term of fewer than eight years or the revocation of our broadcast licenses. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success.

There is significant uncertainty regarding the FCC’s media ownership rules, and such rules could restrict our ability to acquire radio stations.
      The radio broadcasting industry is subject to extensive and changing federal regulation. Among other things, the Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments of licenses.
      In June 2003, the FCC issued a media ownership decision which substantially altered its television, radio and cross-media ownership restrictions (the “2003 rules”). The FCC’s media ownership restrictions apply to parties that hold “attributable” interests in broadcast station licensees. With respect to radio, the 2003 rules, among other things, (a) retained the pre-existing numerical limits on the permissible number of radio stations in FCC-defined local radio markets in which a party may co-own or have an attributable interest; (b) redefined local radio markets to rely on Arbitron Metro Survey Areas (Arbitron Metros) (in portions of the country where they exist) in place of the contour-overlap methodology previously used; (c) grandfathered existing local radio combinations that conflict with the 2003 rules based on the Arbitron Metro definition of local radio markets until the combination is sold; (d) provided that a contract to sell more than 15% per week of the advertising time on another in-market radio station (Joint Sales Agreement or JSA) constitutes an attributable interest; and (e) replaced radio-TV and daily newspaper-broadcast cross-ownership rules with a more relaxed single set of new cross-media ownership restrictions. In addition, the FCC instituted a rulemaking to determine how to define local radio markets in areas outside Arbitron Metros.
      The 2003 rules were challenged in court. The challenges were consolidated before the U.S. Court of Appeals for the Third Circuit, which initially issued a stay of the 2003 rules before they became effective and subsequently remanded many of them to the FCC for further proceedings, keeping the judicial stay in place and retaining jurisdiction. As a result, the FCC continued to apply the rules in effect before the stay. The FCC also filed a petition to partially lift the judicial stay as it relates to the new local radio ownership restrictions. The Third Circuit lifted the stay as it relates to the FCC’s decision to (i) make JSAs an attributable interest, (ii) define local radio markets based on Arbitron Metros, and (iii) grandfather certain local radio combinations only until the combination is sold. The court declined to lift the stay as to “matters pertaining to numerical limits on local radio ownership and the AM “subcap’.” In response, the FCC revised its application forms for transfers of control and assignments of licenses to incorporate these aspects of the 2003 rules, and the FCC is now applying such revisions to all pending and new applications.
      The FCC’s media ownership rules remain in flux and subject to further agency and court proceedings. Certain of the parties to the Third Circuit’s decision have requested review by the U.S. Supreme Court, which request was recently denied. At the FCC, the 2003 rules are currently on remand from the Third

Circuit and the FCC has not yet instituted further proceedings. Also, the FCC has not yet ruled on pending petitions for reconsideration of the decision adopting the 2003 rules.
      In addition to the FCC media ownership rules, the outside media interests of our officers and directors could limit our ability to acquire stations. The filing of petitions or complaints against Radio One or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of our capital stock.

Increased enforcement by FCC of its indecency rules against the broadcast industry.
      The FCC has recently indicated that it is enhancing its enforcement efforts relating to the regulation of indecency and has threatened to initiate license revocation proceedings against a broadcast licensee who commits a “serious” indecency violation. Legislation that passed in the House and will be offered in the Senate would dramatically increase the penalties for broadcasting indecent programming and potentially subject broadcasters to license revocation, renewal or qualification proceedings in the event that they broadcast indecent material. In addition, the FCC’s heightened focus on the indecency regulatory scheme, against the broadcast industry generally, may encourage third parties to oppose our license renewal applications or applications for consent to acquire broadcast stations.

Two common stockholders have a majority voting interest in Radio One and have the power to control matters on which our common stockholders may vote, and their interests may conflict with yours.
      As of June 30, 2005, our Chairperson and her son, our President and Chief Executive Officer (“CEO”), collectively held approximately 56.6% of the outstanding voting power of our common stock. As a result, our Chairperson and the CEO will control most decisions involving us, including transactions involving a change of control, such as a sale or merger. In addition, certain covenants in our debt instruments require that our Chairperson and the CEO maintain a specified ownership and voting interest in us, and prohibit other parties’ voting interests from exceeding specified amounts. In addition, the TV One operating agreement provides for adverse consequences to Radio One in the event our Chairperson and CEO fail to maintain a specified ownership and voting interest in us. Our Chairperson and the CEO have agreed to vote their shares together in elections of members of the board of directors.

Our substantial level of debt could limit our ability to grow and compete.
      As of June 30, 2005, we had indebtedness of $937.5 million. Borrowings under the bank credit facility are subject to compliance with provisions of our Credit Agreement, including but not limited to the financial covenants. Currently, we are permitted to borrow up to an additional $143.0 million under our new bank credit facility, taking into consideration the covenants under the Credit Agreement. See “Summary — Recent Developments — New Credit Facility.” We may reborrow under our revolving credit facility as needed to fund our working capital needs, for general corporate purposes and to fund permitted acquisitions and investments. A portion of our indebtedness bears interest at variable rates. Our substantial level of indebtedness could adversely affect us for various reasons, including limiting our ability to:

•	obtain additional financing for working capital, capital expenditures, acquisitions, debt payments or other corporate purposes;

•	have sufficient funds available for operations, future business opportunities or other purposes;

•	compete with competitors that have less debt than we do; and

•	react to changing market conditions, changes in our industry and economic downturns.

Risks Related to the Notes

Your right to receive payment on the notes and the guarantees is junior to all of our and the guarantors’ senior debt.
      The notes are general unsecured obligations, junior in right of payment to all of our existing and future senior debt and that of each subsidiary-guarantor, including obligations under our bank credit facility. The notes are not secured by any of our or the guarantors’ assets, and as such will be effectively subordinated to any secured debt that we or the guarantors have now, including all of the borrowings under our credit facilities, or may incur in the future to the extent of the value of the assets securing that debt.
      In the event that Radio One or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantors, as applicable, before any payment may be made with respect to the notes or the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, proportionally, than the holders of debt senior to the notes and the guarantees. The subordination provisions of the indenture governing the notes also provide that we can make no payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 180 days if a nonpayment default exists under our senior debt. See “Description of Exchange Notes — Subordination.”
      As of June 30, 2005, the original notes and the guarantees were ranked junior to approximately $437.5 million of senior debt and on parity with $300.0 million of our existing 8 7/8% senior subordinated notes due 2011. In addition, the indentures governing the original notes and our 8 7/8% senior subordinated notes due 2011, and the credit agreement governing our bank credit facility permit, subject to specified limitations, the incurrence of additional debt, some or all of which may be senior debt. See “Description of Exchange Notes — Certain Covenants” and “Description of Other Indebtedness.”
      We may not have the ability to repay the notes at maturity or repurchase the notes if you exercise your repurchase right upon a change of control.
      In the event of a change of control of our company, you have the right to require us to repurchase all or any of your notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, as described in “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control.” In addition, at maturity, we will be obligated to repay all of your notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, as described in “Description of Exchange Notes — Principal, Maturity and Interest.” Upon a change of control or at maturity, we may not have sufficient funds or may be unable to arrange for financing to pay the amount due. Moreover, certain events that would be a change of control could also constitute an event of default under our bank credit facility and could require us to make an offer to repurchase our 8 7/8% senior subordinated notes due 2011. In addition, our bank credit facility and the indenture governing our 8 7/8% senior subordinated notes due 2011 contain provisions restricting our ability to make payments in respect of the notes, such as the repurchase of the notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under some circumstances or expressly prohibit our repurchase of the notes upon a change of control or may provide that a change of control constitutes an event of default under that agreement. If a change of control or the maturity date occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our relevant lenders to repurchase the notes or attempt to refinance such debt. If we do not obtain such consent or refinance such debt, we may not be able to repurchase the notes.

The terms of the notes and our other debt restrict us from engaging in many activities and require us to satisfy various financial tests, and these restrictions may make it more difficult to pursue our acquisition strategy.
      The indenture governing the notes, as well as our bank credit facility and the indenture governing our 8 7/8% senior subordinated notes due 2011, contain covenants that restrict, among other things, our ability to:

•	incur or guarantee additional debt,

•	pay cash dividends,

•	purchase our capital stock,

•	make capital expenditures,

•	make certain investments or other restricted payments,

•	swap or sell assets,

•	engage in transactions with related parties,

•	secure non-senior debt with our assets, or

•	merge, consolidate or sell all or substantially all of our assets.
      In addition, our bank credit facility requires that we obtain our banks’ consent for acquisitions that do not meet specific criteria. Our bank credit facility also requires that we maintain specific financial ratios, which could be affected by events beyond our control. These restrictions may make it more difficult to pursue our acquisition strategy.
      The loans under our bank credit facility will be due on the earliest to occur of (i) June 30, 2012 and (ii) six months prior to the scheduled maturity of our 8 7/8% senior subordinated notes, unless those senior subordinated notes have been refinanced or repurchased prior to such date. Our 8 7/8% senior subordinated notes will be due in July 2011. A breach of any of the covenants contained in our bank credit facility could allow our lenders to declare all amounts outstanding under our bank credit facility to be immediately due and payable, and a breach of any of the covenants contained in the indenture covering our 8 7/8% senior subordinated notes due 2011 could allow the holders of those notes to declare the notes immediately due and payable. If we are unable to pay our obligations to our senior secured lenders under the credit facility, they could proceed against any or all of the collateral securing our indebtedness to them. The collateral under our bank credit facility consists of substantially all of our existing assets. In addition, a breach of certain of these restrictions or covenants, or an acceleration by our senior secured lenders of our obligations to them, would cause a default under the notes. We may not have, or be able to obtain, sufficient funds to make accelerated payments, including payments on the notes, or to repay the notes in full after we pay our senior secured lenders to the extent of their collateral. See “Description of Other Indebtedness” and “Description of Exchange Notes.”

Our substantial indebtedness could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.
      As of June 30, 2005, we had total indebtedness of $937.5 million, including $300.0 million of our 8 7/8% senior subordinated notes due 2011 and $200.0 million of the original notes. On June 13, 2005, we borrowed $437.5 million under our new credit facility to retire all outstanding obligations under our previous credit facility. As of the date of this prospectus, we are permitted to borrow up to an additional $143.0 million under our new credit facility, taking into consideration the covenants under the credit agreement.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	impair our ability to meet one or more of the financial ratios contained in our debt agreements or to generate cash sufficient to pay interest or principal, including periodic principal amortization payments, which events could result in an acceleration of some or all of our outstanding debt as a result of cross-default provisions;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy or other purposes;

•	require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for and reacting to changes in our business and our industry that could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•	place us at a disadvantage compared to our competitors that have less debt.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to pay the principal of and interest on the notes, to service our other debt and to finance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business, legislative and regulatory factors and other factors beyond our control.
      We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including the notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. In addition, the ability to borrow funds under our bank credit facility in the future will depend on our meeting the financial covenants in the agreements governing this facility, including a minimum interest coverage test and a maximum leverage ratio test. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under our bank credit facility, in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, some alternative strategies will require the consent of our lenders before we engage in those strategies. See “Description of Exchange Notes” and “Description of Other Indebtedness.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the notes and require holders to return payments received from guarantors.
      Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of the notes or a guarantee could be subordinated to all of our other debts or all other debts of a guarantor if, among other things, we or the guarantor was insolvent or rendered insolvent by reason of such incurrence, or we or the guarantor were engaged in a business or transaction for which our or the guarantors’ remaining assets constituted unreasonably small capital, or we or the guarantor intended to incur or believed that we or it would incur, debts beyond our or its ability to pay those debts as they mature. In addition, any payment by us or that guarantor in accordance with its guarantee could be voided and required to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantors.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or it could not pay its debts as they become due.
      On the basis of historical financial information, recent operating history and other factors, we believe that we and each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which we and they are engaged and will not have incurred debts beyond our or their ability to pay the debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions.
Risks Related to the Exchange Offer

If you do not properly tender your original notes for exchange notes, you will continue to hold unregistered notes that are subject to transfer restrictions.
      We will only issue exchange notes in exchange for original notes that are timely received by the exchange agent together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the original notes and you should carefully follow the instructions on how to tender your original notes set forth under “The Exchange Offer — Procedures for Tendering Original Notes” and in the letter of transmittal that you will receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the original notes.
      If you do not tender your original notes or if we do not accept your original notes because you did not tender your original notes properly, then you will continue to hold original notes that are subject to the existing transfer restrictions. In addition, if you tender your original notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you continue to hold any original notes after the exchange offer is completed, you may have difficulty selling them because of the restrictions on transfer and because there will be fewer original notes outstanding. In addition, if a large amount of original notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we complete the exchange offer could lower the market price of the exchange notes.

If an active trading market does not develop for the exchange notes, you may be unable to sell the exchange notes or to sell them at a price you deem sufficient.
      The exchange notes will be new securities for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange or Nasdaq. We cannot give you any assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which holders would be able to sell their exchange notes.
      Even if a trading market develops, the exchange notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market for the exchange notes;

•	the market for similar exchange notes; and

•	our operating performance and financial condition.
      Moreover, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the notes, regardless of our prospects or performance.
      Finally, if a large number of holders of original notes do not tender original notes or tender original notes improperly, the limited amount of exchange notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the exchange notes.
USE OF PROCEEDS
      We will not receive any cash proceeds from the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive outstanding original notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.
      We used the net proceeds from the sale of the original notes, which were approximately $195.5 million, to redeem a portion of our outstanding 6 1/2% Convertible Preferred Securities, Remarketable Term Income Deferrable Equity Securities, or HIGH TIDES.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table shows our ratio of earnings to fixed charges for each of the years ended December 31, 2000, 2001, 2002, 2003 and 2004, and for the six months ended June 30, 2004 and 2005.

							Six Months
							Ended
	Year Ended December 31,						June 30,

	2000	2001		2002	2003	2004	2004	2005

Ratio of earnings to fixed charges	0.90	(0.16	) (1)	2.03	3.03	3.46	3.09	2.49

(1)	In 2001, earnings were insufficient to cover fixed charges in the amount of $75,636,000.
      We have calculated the ratio of earnings to fixed charges according to a formula the SEC requires us to use. The formula defines earnings generally as our pre-tax earnings from continuing operations, plus interest expense and defines fixed charges generally as interest expense and amortization of premiums, discounts and capitalized expenses related to indebtedness.
THE EXCHANGE OFFER
General
      We are offering to exchange up to $200,000,000 in aggregate principal amount of exchange notes for the same aggregate principal amount of original notes, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the original notes. Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept this offer.
      On the date of this prospectus, $200,000,000 in aggregate principal amount of original notes are outstanding. Our obligations to accept original notes for exchange notes pursuant to the exchange offer are limited by the conditions listed below under “— Conditions to the Exchange Offer.” We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.
Purpose of the Exchange Offer
      We issued and sold $200,000,000 in aggregate principal amount of the original notes on February 10, 2005 in a transaction exempt from the registration requirements of the Securities Act. The initial purchaser of the notes subsequently resold the original notes in reliance on Rule 144A and Regulation S under the Securities Act.
      Because the sale of the original notes was exempt from registration under the Securities Act, a holder may reoffer, resell or otherwise transfer the original notes only if the original notes are registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.
      In connection with the issuance and sale of the original notes, we entered into the registration rights agreement, pursuant to which we agreed, among other things, to (i) file a registration statement with the SEC by August 9, 2005, which is within 180 days after the issue date of the original notes, pertaining to an exchange offer to enable holders to exchange the original notes for publicly registered exchange notes with substantially identical terms, (ii) use our best efforts to cause the registration statement to become effective by October 28, 2005, which is within 260 days after the issue date of the original notes, and (iii) keep the registration statement effective for at least 30 days (or longer, if required by applicable law) after the date notice of the exchange offer is mailed to holders of original notes.
      If there is a change in SEC policy that in the reasonable opinion of our counsel raises a substantial question as to whether the exchange offer is permitted by applicable federal law, we will seek a favorable decision from the staff of the SEC allowing us to consummate the exchange offer. In addition, there are circumstances under which we are required to file a shelf registration statement with respect to resales of the original notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement on Form S-4 with respect to the exchange notes offered by this prospectus.
      We are making the exchange offer to satisfy our obligations under the registration rights agreement. Holders of original notes that do not tender their original notes or whose original notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their original notes.
      Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
Resale of Exchange Notes
      We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued pursuant to the exchange offer in exchange for the original notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for sale, resold and otherwise transferred by any holder of exchange notes if:

•	the holder is not our affiliate within the meaning of Rule 405 under the Securities Act;

•	the holder is not a broker-dealer who purchases such exchange notes directly from us to resell pursuant to Rule 144A or any other available exception under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution of the exchange notes.
      Any holder who exchanges original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
      Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes will be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for original notes, and you acquired your original notes as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. Please refer to the section in this prospectus entitled “Plan of Distribution.”
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the original notes and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of the original notes surrendered under the exchange offer. The original notes may be tendered only in integral multiples of $1,000. The exchange notes will be delivered on the earliest practicable date following the exchange date.
      The form and terms of the exchange notes will be substantially identical to the form and terms of the original notes, except the exchange notes:

•	will be registered under the Securities Act; and

•	will not bear legends restricting their transfer.
      The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the original notes.
      The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.
      As of the date of this prospectus, $200,000,000 in aggregate principal amount of the original notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.
      We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Original notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the original notes and the exchange notes. Holders of original notes do not have any appraisal or dissenters rights under the indenture or otherwise in connection with the exchange offer.
      We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of original notes who surrender them in the exchange offer for the purposes of receiving the exchange notes from us and delivering the exchange notes to their holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of the original notes. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”
      Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read “— Solicitation of Tenders; Fees and Expenses” and “— Transfer Taxes” below for more details regarding fees and expenses incurred in the exchange offer.
Expiration Date; Extension; Termination; Amendment
      The exchange offer will expire at 5:00 p.m., New York City time, on                           , 2005, unless we have extended the period of time that the exchange offer is open. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act.
      We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any original notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all original notes previously tendered will remain subject to the exchange offer unless properly withdrawn.
      We also reserve the right to:

•	end or amend the exchange offer and not to accept for exchange any original notes not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the exchange offer in any manner that, in our good faith judgment, is advantageous to you, whether before or after any tender of the original notes.
      If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.
Procedures for Tendering Original Notes
      We have forwarded to you, along with this prospectus, a letter of transmittal relating to the exchange offer. Because all of the original notes are held in book-entry accounts maintained by the exchange agent at The Depository Trust Company, Euroclear or Clearstream, a holder need not submit a letter of transmittal if the holder tenders original notes in accordance with the procedures mandated by The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) or by Euroclear or Clearstream, as the case may be. To tender original notes without submitting a letter of transmittal, the electronic instructions sent to The Depository Trust Company, Euroclear or Clearstream and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.
      Only a holder of record of original notes may tender original notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of The Depository Trust Company, Euroclear or Clearstream, as applicable, and either:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or in lieu of delivering a letter of transmittal, instruct The Depository Trust Company, Euroclear or Clearstream, as the case may be, to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the original notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	with respect to the original notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at The Depository Trust Company, according to the procedure for book-entry transfer described below;

•	with respect to the original notes, the exchange agent must receive, before the expiration date, timely confirmation from Euroclear or Clearstream that the securities account to which the original notes are credited has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to such original notes at any time after such date; or

•	the holder must comply with the guaranteed delivery procedures described below.
      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of original notes, a holder should contact the exchange agent at the telephone number listed under “— Exchange Agent.”
      The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of original notes may tender the original notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the original notes held by this holder, this tendering holder should fill in the applicable box of the letter transmittal. The amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.
      If original notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or original notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.
      Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

•	make appropriate arrangements to register ownership of the original notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of original notes.
The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.
      If the applicable letter of transmittal is signed by the record holder(s) of the original notes tendered, the signature must correspond with the name(s) written on the face of the original note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in

The Depository Trust Company, or Euroclear or Clearstream, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the original notes.
      A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the original notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
      If the letter of transmittal is signed by a person other than the registered holder of any original notes, the original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the original notes and an eligible institution must guarantee the signature on the bond power.
      If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.
      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.
      Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of original notes will not be deemed made until those defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
      In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	original notes or a timely book-entry confirmation that original notes have been transferred into the exchange agent’s account at The Depository Trust Company; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.
      Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal for the original notes from the exchange agent at its offices listed under “— Exchange Agent.” By signing the letter of transmittal, or causing The Depository Trust

Company, Euroclear or Clearstream, as applicable, to transmit an agent’s message to the exchange agent, each tendering holder of original notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see “Plan of Distribution”); and

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.
The Depository Trust Company Book-Entry Transfer
      The exchange agent has established an account with respect to the original notes at The Depository Trust Company for purposes of the exchange offer.
      With respect to the original notes, the exchange agent and The Depository Trust Company have confirmed that any financial institution that is a participant in The Depository Trust Company may utilize The Depository Trust Company ATOP procedures to tender original notes.
      With respect to the original notes, any participant in The Depository Trust Company may make book-entry delivery of original notes by causing The Depository Trust Company to transfer the original notes into the exchange agent’s account in accordance with The Depository Trust Company’s ATOP procedures for transfer.
      However, the exchange for the original notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by The Depository Trust Company and received by the exchange agent and forming part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from a participant tendering original notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.
Euroclear and Clearstream Procedures for Blocking Instructions
      The registered holder of the original notes on the records of Euroclear or Clearstream must instruct Euroclear or Clearstream to block the securities in the account in Euroclear or Clearstream to which such original notes are credited. In order for the exchange offer to be accepted, the exchange agent must have received, prior to the expiration date, a confirmation from Euroclear or Clearstream that the securities account of original notes tendered has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to the original notes at any time after such date. Original notes should be blocked in accordance with the procedures of Euroclear or Clearstream, as the case may be. The exchange of the original notes so tendered will be made only after a timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by Euroclear or Clearstream and received by the exchange agent that states that Euroclear or Clearstream has received an express acknowledgment from a participant tendering original notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.
Guaranteed Delivery Procedures
      Holders wishing to tender their original notes but whose original notes are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before expiration of the exchange offer may tender if:

•	the tender is made through an eligible guarantor institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery (i) setting forth the name and address of the holder and the registered number(s) and the principal amount of original notes tendered, (ii) stating that the tender is being made by guaranteed delivery and (iii) guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the original notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered original notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.
Withdrawal Rights
      You may withdraw your tender of original notes at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by The Depository Trust Company, Euroclear or Clearstream on behalf of the holder in accordance with the standard operating procedure of The Depository Trust Company, or Euroclear or Clearstream, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. Any notice of withdrawal must:

•	specify the name of the person that tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes;

•	specify the principal amount of original notes to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indentures register the transfer of the original notes into the name of the person withdrawing the tender; and

•	specify the name in which any of the original notes are to be registered, if different from that of the person that tendered the original notes.

      The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. If original notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company, Euroclear or Clearstream, as applicable, to be credited with the withdrawn original notes or otherwise comply with The Depository Trust Company’s procedures.
      Any original notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any original notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company pursuant to its book-entry transfer procedures, the original notes will be credited to an account with The Depository Trust Company specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering Original Notes” above at any time on or before the expiration date.
Acceptance of Original Notes for Exchange; Delivery of Exchange Notes
      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all original notes properly tendered and will issue the exchange notes promptly after the acceptance. Please refer to the section in this prospectus entitled “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when we give notice of acceptance to the exchange agent.
      For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount at maturity equal to that of the surrendered original note.
      In all cases, we will issue exchange notes for original notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives certificates for the original notes or a book-entry confirmation of the original notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal and all other required documents.
Conditions to the Exchange Offer
      We will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer, by notice to the exchange agent or by a timely press release, at any time before accepting any of the original notes for exchange, if, in our reasonable judgment:

•	the exchange notes to be received will not be tradeable by the holder without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC; and/or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.
In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	the representations described under “— Resale of Exchange Notes,” “— Procedures for Tendering Original Notes” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available an appropriate form for registration of the exchange notes under the Securities Act.
      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving oral or written notice of such extension to their holders. During any such extensions, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holders as promptly as practicable after the expiration or termination of the exchange offer.
      In addition, we expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We expressly reserve the right, at any time or at various times, to waive any of the conditions of the exchange offer, in whole or in part. We will give oral or written notice of any extension, amendment, non-acceptance, termination or waiver to the holders of the original notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.
      These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.
      In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of any of the indentures under the Trust Indenture Act of 1939.
      The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange.
Exchange Agent
      We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter for transmittal and requests for the notice of guaranteed delivery, as well as all executed letters of transmittal to the exchange agent at the addresses listed below:
      By Hand or Overnight Delivery:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, N.Y. 10286
Attn: Mr. David A. Maeur
      By Registered or Certified Mail:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, N.Y. 10286
Attn: Mr. David A. Maeur

      By Facsimile Transmission:

(212) 298-1915
      To Confirm by Telephone or for Information:

(212) 815-3687
      DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE, OR TRANSMISSIONS OF INSTRUCTIONS TO A FACSIMILE NUMBER OTHER THAN AS LISTED ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.
Solicitation of Tenders; Fees and Expenses
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.
      We will pay the estimated cash expenses to be incurred in connection with the exchange offer, including the following:

•	fees and expenses of the exchange agent and trustee;

•	SEC registration fees;

•	accounting and legal fees; and

•	printing and mailing expenses.
Transfer Taxes
      We will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the original notes;

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.
      If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.
Accounting Treatment
      We will record the exchange notes at the same carrying value of the original notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of exchange notes for original notes. We will amortize the expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

Consequences of Failure to Exchange
      If you do not exchange your original notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the original notes as described in the legend on the notes. In general, the original notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the original notes under the Securities Act, except as may be required in the circumstances described under “Description of Exchange Notes — Registration Rights; Additional Interest.”
      Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your original notes. Please refer to the section in this prospectus entitled “Material United States Federal Income Tax Consequences.”
      As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your original notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the original notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of the exchange offer. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, original notes could be adversely affected. Please refer to the section in this prospectus entitled “Risk Factors — Risks Related to the Exchange Offer — If you do not properly tender your original notes for exchange notes, you will continue to hold unregistered notes which are subject to transfer restrictions.”
      We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.
      Holders of the original notes and exchange notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the indenture governing the original notes and the exchange notes.
DESCRIPTION OF EXCHANGE NOTES
      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the word “Radio One” refers only to Radio One, Inc. and not to any of its subsidiaries.
      The terms of the exchange notes are the same in all material respects as the terms of the original notes, except that the exchange notes will be registered under the Securities Act and, therefore, the transfer restrictions applicable to the original notes will not be applicable to the exchange notes and the exchange notes will not bear any legends restricting their transfer. The exchange notes will evidence the same debt as the original notes and both the original notes and the exchange notes will be governed by the same indenture. The original notes and the exchange notes will be treated as a single class of notes should any original notes remain outstanding following the exchange offer.
      The exchange notes will be issued, and the original notes were issued, under one indenture among Radio One, the Guarantors and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).
      The following description is a summary of the material provisions of the Indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as Holders of the Notes. Copies of the Indenture and the registration rights agreement are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture. References in this description to Notes include the original notes, exchange notes issued therefore, and Additional Notes.
      The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.
Brief Description of the Notes and the Guarantees

The Notes
      The Notes:

•	are general unsecured obligations of Radio One;

•	are subordinated in right of payment to all existing and future Senior Debt of Radio One;

•	are pari passu in right of payment to Radio One’s existing 8 7/8% senior subordinated notes due 2011;

•	are pari passu in right of payment to any future senior subordinated Indebtedness of Radio One;

•	are fully and unconditionally guaranteed by the Guarantors;

•	accrue interest at a rate of 6 3/8% which is payable semi-annually; and

•	mature on February 15, 2013.

The Guarantees
      The Notes are fully and unconditionally guaranteed on a joint and several basis by each of Radio One’s Restricted Subsidiaries (as described below).
      Each guarantee of the Notes is:

•	a general unsecured obligation of the Guarantor;

•	subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

•	pari passu in right of payment to the Guarantees with respect to Radio One’s existing 8 7/8% senior subordinated notes due 2011; and

•	pari passu in right of payment to any future senior subordinated Indebtedness of that Guarantor.
      As indicated above and as discussed in detail below under the caption “— Subordination,” payments on the Notes and under these guarantees will be subordinated to the payment of Senior Debt. The Indenture permits us and the Guarantors to incur additional Senior Debt.
      As of the date of this prospectus, all of our subsidiaries, except Home Plate Suites, LLC and Radio One Cable Holdings, Inc., are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.
Principal, Maturity and Interest
      Radio One issued the original notes initially with an aggregate principal amount of $200.0 million. Radio One may issue Additional Notes from time to time. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and

Issuance of Preferred Stock.” The original notes, the exchange notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Radio One will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on February 15, 2013.
      Interest on the Notes will accrue at the rate of 6 3/8% per annum and will be payable in U.S. Dollars semi-annually in arrears on February 15 and August 15, commencing on August 15, 2005. Radio One will make each interest payment to the Holders of record on the immediately preceding February 1 and August 1.
      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a Holder has given wire transfer instructions to Radio One, Radio One will make all principal, interest and premium payments and additional interest payments, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Radio One elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar. Radio One may change the paying agent or registrar without prior notice to the Holders of the Notes, and Radio One or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Radio One is not required to transfer or exchange any Note selected for redemption. Also, Radio One is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes is to be redeemed.
Subsidiary Guarantees
      The Notes will be guaranteed by each of Radio One’s current and future domestic Subsidiaries that are Restricted Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor and guarantees of that Guarantor of Radio One’s Senior Debt. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes.”
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Radio One or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor under the Indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental Indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

      The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Radio One, if the sale or other disposition complies with the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Radio One, if the sale complies with the “Asset Sale” provisions of the Indenture;

(3) if Radio One designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; in connection with any transaction whereby a Guarantor is no longer a Restricted Subsidiary immediately after giving effect to such transaction if the transaction complies with the “Asset Sale Provisions” of the Indenture; or

(4) upon the discharge or release of all guarantees of such Guarantor, and all pledges of property or assets of such Guarantor securing all other Indebtedness of Radio One and its Restricted Subsidiaries.
      See “— Repurchase at the Option of Holders — Asset Sales.”
Subordination
      The payment of principal, interest and premium and additional interest, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of Radio One, including Senior Debt incurred after the date of the Indenture.
      The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt whether or not a claim for such interest would be allowed in such proceeding) before the Holders of Notes will be entitled to receive any payment or distribution of any kind or character with respect to the Notes or on account of any purchase or redemption or other acquisition on any Note (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “— Legal Defeasance and Covenant Defeasance” so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein), in the event of any distribution to creditors of Radio One or any Guarantor:

(1) in a liquidation or dissolution of Radio One or such Guarantor;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Radio One or such Guarantor or its property;

(3) in an assignment for the benefit of creditors of Radio One or such Guarantor; or

(4) in any marshaling of Radio One’s or such Guarantor’s assets and liabilities.
      Neither Radio One nor any Guarantor may make any payment or distribution of any kind or character in respect of the Notes or on account of any purchase or redemption or other acquisition of any Note (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and

Covenant Defeasance” so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein) if:

(5) a default in the payment of the principal of, or premium, if any, or interest on, or any fees or other amounts relating to Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(6) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Radio One or the holders of any Designated Senior Debt.
      Payments on the Notes (including any missed payments) may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of (i) the date on which such nonpayment default is cured or waived, (ii) 179 days after the date on which the applicable Payment Blockage Notice is received, or (iii) the date on which the trustee receives notice from or on behalf of the holders of Designated Senior Debt to terminate the applicable Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.
      No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.
      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 consecutive days.
      If the trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance” so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein) when the payment is prohibited by these subordination provisions, the trustee or Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.
      Radio One must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default; provided that any failure to give such notice shall have no effect whatsoever on the subordination provision described herein.
      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Radio One or any Guarantor, Holders of Notes may recover less ratably than creditors of Radio One or such Guarantor who are holders of Senior Debt. See “Risk Factors — Risks Related to the Notes.”
Optional Redemption
      At any time prior to February 15, 2008, Radio One may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 106.375% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Radio One and its Subsidiaries); and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.
      Except pursuant to the preceding paragraph, the Notes will not be redeemable at Radio One’s option prior to February 15, 2009.
      On or after February 15, 2009, Radio One may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage

2009	103.188%
2010	101.594%
2011 and thereafter	100.000%
Mandatory Redemption
      Radio One is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each Holder of Notes will have the right to require Radio One to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes at a price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and additional interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 10 days following any Change of Control, Radio One will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Radio One will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Radio One will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
      On the Change of Control Payment Date, Radio One will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Radio One.
      The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

      Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Radio One will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. Radio One will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require Radio One to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that Radio One repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction not covered by the definition of Change of Control.
      Radio One will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Radio One and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Radio One and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Radio One to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Radio One and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      (A) Radio One will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Radio One (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by Radio One’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by Radio One or such Restricted Subsidiary is in the form of cash or Cash Equivalents except to the extent Radio One is undertaking a Permitted Asset Swap. For purposes of this provision and the next paragraph, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Radio One’s or such Restricted Subsidiary’s most recent balance sheet, of Radio One or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Radio One or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by Radio One or any such Restricted Subsidiary from such transferee that are converted by Radio One or such Restricted Subsidiary within 90 days after the date of the applicable Asset Sale into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.
      The 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

      Notwithstanding the foregoing, Radio One or any Restricted Subsidiary will be permitted to consummate an Asset Sale without complying with the foregoing if:

(x) Radio One or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of;

(y) the fair market value is determined by Radio One’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(z) at least 75% of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, assets used or useful in a Permitted Business and/or cash; provided that any cash (other than any amount deemed cash under clause (3)(a) of the preceding paragraph) received by Radio One or such Restricted Subsidiary in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the next paragraph.
      (B) Within 360 days after the receipt of any Net Proceeds from an Asset Sale by Radio One or a Restricted Subsidiary of Radio One, provided that (i) such Net Proceeds either singularly or when aggregated with all other Net Proceeds from all Asset Sales consummated since the date of the Indenture exceed $10.0 million; and (ii) the Leverage Ratio as of the end of the fiscal quarter immediately prior to the date on which such application of such Net Proceeds would otherwise be required is greater than 6.00 to 1.00, and then only to the extent necessary to reduce the Leverage Ratio to 6.00 to 1.00, Radio One or such Restricted Subsidiary may apply those Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make capital expenditures; or

(4) to acquire other assets that are used or useful in a Permitted Business.
      Pending the final application of any Net Proceeds, Radio One may temporarily reduce revolving credit borrowings of Radio One or its Restricted Subsidiaries or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Radio One will be required to make an offer (the “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness of Radio One that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Radio One may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      (C) Radio One will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture,

Radio One will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
      The agreements governing Radio One’s outstanding Senior Debt currently prohibit Radio One from purchasing any Notes, and also provides that certain change of control or asset sale events with respect to Radio One would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Radio One becomes a party may contain similar restrictions and provisions. In addition, the indenture governing Radio One’s 8 7/8% senior subordinated notes due 2011 require Radio One to repurchase those notes at the option of the holders of those notes upon the occurrence of certain change of control or asset sale events. In the event a Change of Control or Asset Sale occurs at a time when Radio One is prohibited from purchasing Notes, Radio One could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Radio One does not obtain such a consent or repay such borrowings, Radio One will remain prohibited from purchasing Notes. In such case, Radio One’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.
Selection and Notice
      If less than all of the Notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.
      No Notes of $1,000 principal amount or less may be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on the Notes or portion thereof called for redemption as long as Radio One has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.
Certain Covenants

Restricted Payments
      Radio One will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Radio One’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Radio One or any of its Restricted Subsidiaries) or to the direct or indirect holders of Radio One’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Radio One and other than dividends or distributions payable to Radio One or a Restricted Subsidiary of Radio One);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Radio One) any Equity Interests of Radio One or any direct or indirect parent of Radio One (other than any such Equity Interests owned by Radio One or a Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof (except for payments into a trust within one year of the stated maturity of any such Subordinated Indebtedness which payments effect a defeasance or discharge of such Indebtedness); or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Radio One would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Radio One and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1), (2), (3), (4), (5), (7), (8), (10), (12) and (13) of the next succeeding paragraph) is less than the sum, without duplication of:

(a) (i) 100% of the aggregate Consolidated Cash Flow of Radio One (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued for the period beginning January 1, 2005 and ending on the last day of Radio One’s most recent calendar month for which financial information is available to Radio One at the time of such Restricted Payment, taken as one accounting period, less (ii) 1.4 times Consolidated Interest Expense for the same period, plus

(b) 100% of the aggregate net proceeds (including the fair market value of property other than cash or Cash Equivalents) received by Radio One since January 1, 2005 from the issue or sale of Equity Interests of Radio One (other than Disqualified Stock), or of Disqualified Stock or debt securities of Radio One that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

(c) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the fair market value of such Subsidiary as of the date of such redesignation, plus

(d) the aggregate amount returned in cash with respect to Investments (other than Permitted Investments) made after the issue date whether through interest payments, principal payments, dividends or other distributions, plus

(e) the net cash proceeds received by Radio One or any of its Restricted Subsidiaries from the disposition, retirement or redemption of all or any portion of such Investments referred to in clause (4) above (other than to a Restricted Subsidiary), plus

(f) $25.0 million.

      The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Radio One or any Guarantor or of any Equity Interests of Radio One in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Radio One) of, Equity Interests of Radio One (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Radio One or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of Radio One to the holders of its common Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on Existing Preferred Stock in accordance with the terms thereof;

(6) to the extent permitted by applicable law, loans to members of management of Radio One or any Restricted Subsidiary, the proceeds of which are used for a concurrent purchase of Equity Interests of Radio One or a capital contribution to Radio One (provided that the proceeds from such purchase of Equity Interests or capital contribution shall be excluded from the calculation of amounts under clause (3) above), provided that such loans shall be included in the calculation of the amount of Restricted Payments from and after such time;

(7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Radio One or any Restricted Subsidiary of Radio One or the payment of a dividend to any Restricted Subsidiary of Radio One to effect the repurchase, redemption, acquisition or retirement of Radio One or its Restricted Subsidiary’s Equity Interests, that are held by any member or former member of Radio One’s (or any of the Restricted Subsidiaries’) management, or by any of their respective directors, employees or consultants; provided that, except as otherwise set forth in clause (8) below, the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed the sum of (a) $5.0 million in any calendar year (with unused amounts in any calendar year being available to be so utilized in succeeding calendar years) and (b) the net cash proceeds to Radio One and its Restricted Subsidiaries from any issuance or reissuance of Equity Interests of Radio One or its Restricted Subsidiaries (other than Disqualified Stock) to members of management (which are excluded from the calculation set forth in clause (3)(b) of the proceeding paragraph) and the net cash proceeds to Radio One and its Restricted Subsidiaries of any “key man” life insurance proceeds; provided that the cancellation of Indebtedness owing to Radio One and its Restricted Subsidiaries from members of management shall not be deemed Restricted Payments;

(8) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Radio One that are held by a Named Executive Officer; provided that the aggregate proceeds received by any such Named Executive Officer from such repurchase, redemption, acquisition or retirement is used to repay Indebtedness outstanding as of the date of the Indenture that such Named Executive Officer owes to Radio One;

(9) payment of the dividends on Disqualified Stock the incurrence of which was permitted by the Indenture;

(10) repurchases of Equity Interests deemed to occur upon the exercise of stock options;

(11) the retirement of any shares of Disqualified Stock of Radio One by conversion into, or by exchange for, shares of Disqualified Stock of Radio One, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Radio One) of other shares of Disqualified Stock of Radio One, provided that the Disqualified Stock of Radio One that replaces the retired shares of Disqualified Stock of Radio One shall not require the direct or indirect payment of the liquidation preference earlier in time than the final stated maturity of the retired shares of Disqualified Stock of Radio One;

(12) repurchases of Equity Interests of Radio One in open market purchases, provided that the aggregate amount expended for such repurchases shall not exceed $50.0 million; and

(13) redemption of the Existing Preferred Stock in accordance with the terms thereof.
      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Radio One or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $50.0 million. Not later than the date of making any Restricted Payment, Radio One will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock
      Radio One and the Guarantors will not, and will not permit any of their Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and Radio One will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that Radio One or any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or preferred stock if Radio One’s Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or such preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of Radio One for which internal financial statements are available, would have been no greater than 7.0 to 1.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Radio One and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with Letters of credit being deemed to have a principal amount equal to the maximum potential liability of Radio One and its Subsidiaries thereunder) not to exceed $800.0 million less the aggregate amount applied by Radio One and the Restricted Subsidiaries to permanently reduce the availability of Indebtedness under the Credit Facility pursuant to the covenant described under the caption “— Repurchase as the Option of Holders — Asset Sales”;

(2) the incurrence by Radio One and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Radio One and the Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the date of the Indenture;

(4) the incurrence by Radio One or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment whether through the direct purchase of assets or at least a majority of the Voting Stock of any person owning such assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) the incurrence by Radio One or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (10) or (12) of this paragraph;

(6) the incurrence by Radio One or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Radio One and any of its Wholly Owned Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Radio One or a Subsidiary of Radio One and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Radio One or a Restricted Subsidiary of Radio One will be deemed, in each case, to constitute an incurrence of such Indebtedness by Radio One or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Radio One or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (x) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (y) currency exchange rate risk in ordinary course of business;

(8) the guarantee by Radio One of Indebtedness of any Restricted Subsidiary of Radio One that was permitted to be incurred by another provision of this covenant;

(9) the guarantee by any Restricted Subsidiary of Indebtedness of Radio One or any Guarantor that was permitted to be incurred by another provision of this covenant;

(10) Indebtedness incurred by Radio One or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect to workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(11) Obligations in respect of performance and surety bonds and completion guarantees provided by Radio One or any of its Restricted Subsidiaries in the ordinary course of business;

(12) Acquisition Debt of Radio One or any Restricted Subsidiary if (w) such Acquisition Debt is incurred within 270 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by Radio One or such Restricted Subsidiary, (x) the aggregate principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from Radio One to the Trustee (an “Incurrence Notice”) within ten days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by Radio One or such Restricted Subsidiary, which notice shall be executed on Radio One’s behalf by the chief financial officer of Radio One in such capacity and shall describe in reasonable detail the acquisition or LMA, as the case may be, which such Acquisition Debt will be incurred to finance, (y) after giving pro forma effect to the acquisition or LMA, as the case may be, described in such Incurrence Notice, Radio One or such Restricted Subsidiary could have incurred such Acquisition Debt under the Indenture as of the date upon which Radio One delivers such Incurrence Notice to the Trustee and (z) such Acquisition Debt is utilized solely to finance the acquisition or LMA, as the case may be, described in such Incurrence Notice (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses);

(13) guarantees by Radio One or any Restricted Subsidiary of Indebtedness of officers of Radio One or any Restricted Subsidiary in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

(14) the incurrence by Radio One’s Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Radio One that was not permitted by this clause (14); and

(15) the incurrence by Radio One or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed $25.0 million.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Radio One will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

No Senior Subordinated Debt
      Radio One will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Radio One and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee.

Liens
      Radio One will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause to suffer to exist or become effective any Lien of any kind securing Indebtedness, or trade payables on any of their property or assets now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries
      Radio One will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Radio One or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Radio One or any of its Restricted Subsidiaries;

(2) pay any Indebtedness owed to Radio One or any of its Restricted Subsidiaries;

(3) make loans or advances to Radio One or any of its Restricted Subsidiaries; or

(4) transfer any of its properties or assets to Radio One or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2) the Indenture, the Notes and the Subsidiary Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Radio One or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions only on that property of the nature described in clause (4) in the second paragraph of the covenant described under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock”;

(7) contracts for the sale of assets, including without limitation any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets
      Radio One may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Radio One is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Radio One and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Radio One is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Radio One) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Radio One) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Radio One under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) Radio One or the Person formed by or surviving any such consolidation or merger (if other than Radio One), or to which such sale, assignment, transfer, conveyance or other disposition has been made (a) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” or (b) would have a lower Leverage Ratio immediately after the transaction, after giving pro forma effect to the transaction as if the transaction had occurred at the beginning of the applicable four quarter period, than Radio One’s Leverage Ratio immediately prior to the transaction.
      The preceding clause (4) will not prohibit: (a) a merger between Radio One and one of its Wholly Owned Restricted Subsidiaries; or (b) a merger between Radio One and one of Radio One’s Affiliates incorporated solely for the purpose of reincorporating in another state of the United States.
      In addition, Radio One may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Radio One and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates
      Radio One will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Radio One or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Radio One or such Restricted Subsidiary with an unrelated Person; and

(2) Radio One delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Radio One or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of Radio One or such Subsidiary with any officer or employee of Radio One or any of its Subsidiaries;

(2) transactions between or among Radio One and/or its Restricted Subsidiaries;

(3) loans, advances, payment of reasonable fees, indemnification of directors, or similar arrangements to officers, directors employees and consultants who are not otherwise Affiliates of Radio One;

(4) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Radio One;

(5) transactions under any contract or agreement in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as any amendment, modification, or replacement is no less favorable to Radio One and its Restricted Subsidiaries than the contract or agreement as in effect on the date of the Indenture;

(6) services provided to any Unrestricted Subsidiary of Radio One in the ordinary course of business, which the Board of Directors has determined, pursuant to a resolution thereof, that such services are provided on terms at least as favorable to Radio One and its Restricted Subsidiaries as those that would have been obtained in a comparable transaction with an unrelated Person; and

(7) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments.”

Additional Subsidiary Guarantees
      If Radio One or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture, excluding all Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental Indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of Radio One may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Radio One and the Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or Permitted Investments. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default or Event of Default.

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries
      Radio One will not, and will not permit any of its Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Radio One to any Person (other than Radio One or a Wholly Owned Restricted Subsidiary of Radio One), unless:

(1) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary; and

(2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”
      In addition, Radio One will not permit any Wholly Owned Restricted Subsidiary of Radio One to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to Radio One or a Wholly Owned Restricted Subsidiary of Radio One.

Payments for Consent
      Radio One will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Whether or not required by the SEC so long as any Notes are outstanding, Radio One will furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K/ A if Radio One were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Radio One’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Radio One were required to file such reports.
      If Radio One or any Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, a reasonably detailed summary of financial condition and results of operations of the Unrestricted Subsidiaries containing line items substantially consistent with those contained in the summary section of this prospectus.
      In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, Radio One will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Radio One has agreed that, for so long as any Notes remain outstanding, it they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or additional interest with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

(2) default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3) failure by Radio One or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control;”

(4) failure by Radio One or any of its Restricted Subsidiaries for 30 days after notice from the trustee or holders of at least 25% in principal amount of the Notes to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(5) failure by Radio One or any of its Restricted Subsidiaries for 60 days after notice from the trustee or holders of 25% in principal amount of the Notes to comply with any of the other agreements in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Radio One or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Radio One or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of the default (a “Payment Default”), or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7) failure by Radio One or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million not covered by adequate insurance by a solvent insurer of national or international reputation which has acknowledged its obligations in writing, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the Indenture, any Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Significant Subsidiary that is a Guarantor, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

(9) certain events of bankruptcy or insolvency described in the Indenture with respect to Radio One or any of its Restricted Subsidiaries.
      In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) of the preceding paragraph have rescinded the declaration of acceleration in respect of the Indebtedness within 30 days of the date of the declaration and if:

(1) the annulment of the acceleration of Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(2) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Radio One, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, the principal amount and premium, if any, and accrued and unpaid interest and additional interest, if any, on all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal amount and premium, if any, and accrued and unpaid interest and additional interest, if any, on all the outstanding Notes to be due and payable immediately.
      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power.
      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or additional interest on, or the principal of, the Notes.
      The Indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest or additional interest, if any, on any Note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Notes.
      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Radio One with the intention of avoiding payment of the premium that Radio One would have had to pay if Radio One then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Radio One with the intention of avoiding the prohibition on redemption of the Notes prior to February 15, 2009, then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.
      Radio One is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Radio One is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of Radio One, any Subsidiary of Radio One, or any Guarantor, as such, will have any liability for any obligations of Radio One or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
      Radio One may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and additional interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) Radio One’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Radio One’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, Radio One may, at its option and at any time, elect to have the obligations of Radio One and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Radio One must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and additional interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Radio One must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Radio One has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Radio One has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Radio One has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Radio One or any of its Restricted Subsidiaries is a party or by which Radio One or any of its Restricted Subsidiaries is bound;

(6) Radio One must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) Radio One must deliver to the trustee an officers’ certificate stating that the deposit was not made by Radio One with the intent of preferring the Holders of Notes over the other creditors of Radio One with the intent of defeating, hindering, delaying or defrauding creditors of Radio One or others; and

(8) Radio One must deliver to the trustee an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
      The Credit Agreement restricts Radio One’s ability to effect a Legal Defeasance or a Covenant Defeasance.
Amendment, Supplement and Waiver
      Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or additional interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or additional interest, if any, on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.
      In addition, (x) any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affects the rights of the Holders of the Notes or (y) the release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.
      Notwithstanding the preceding, without the consent of any Holder of Notes, Radio One, the Guarantors and the trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Radio One’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Radio One’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of its date; or

(7) to allow any Guarantor to execute a supplemental Indenture and/or a Guarantee with respect to the Notes.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Radio One, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Radio One or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Radio One or any Guarantor is a party or by which Radio One or any Guarantor is bound;

(3) Radio One or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Radio One has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
      In addition, Radio One must deliver an officers’ certificate and an opinion of counsel, which may be subject to customary assumptions and exclusions, to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the trustee becomes a creditor of Radio One or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as defined in the Indenture or the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Additional Information
      Anyone who receives this prospectus may obtain a copy of the Indenture and registration rights agreement without charge by writing to Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706, Attention: Investor Relations, or by sending an email message to invest@radio-one.com.
Registration Rights; Additional Interest
      The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of the Notes. See “— Additional Information.”
      Radio One, the Guarantors and the initial purchasers of the original notes (the “Initial Purchasers”) entered into the registration rights agreement concurrently with the closing of the offering of the original notes. Pursuant to the registration rights agreement, Radio One agreed to file with the SEC the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, Radio One will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.
      If:

(1) because of any change in law or in applicable interpretations thereof by the staff of the SEC, the Company is not permitted to effect the Exchange Offer;

(2) the Exchange Offer is not consummated within 290 days of the date of original issue of the original notes (the “Issue Date”);

(3) any Initial Purchaser so requests with respect to original notes not eligible to be exchanged for exchange notes in the Exchange Offer and held by it following consummation of the Exchange Offer; or

(4) any Holder (other than an Exchanging Dealer) is not eligible to participate in the Exchange Offer or, in the case of any Holder (other than an Exchanging Dealer) that participates in the Exchange Offer, such Holder does not receive freely tradable exchange notes on the date of the exchange,
      Radio One will file with the SEC a Shelf Registration Statement to cover resales of the original notes by the Holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.
      Radio One will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

      The registration rights agreement provides that:

(1) Radio One will use its best efforts to file an Exchange Offer Registration Statement with the SEC on or prior to 180 days after the Issue Date;

(2) Radio One will use its best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 260 days after the Issue Date;

(3) Radio One will keep the Exchange Offer Registration Statement effective for not less than 30 days (or longer, if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders; and

(4) if obligated to file the Shelf Registration Statement, Radio One will file the Shelf Registration Statement with the SEC on or prior to 30 days after required or requested to do so and will use its best efforts to cause the Shelf Registration to be declared effective by the SEC as promptly as practicable prior to 90 days after such obligation arises.
      If:

(1) Radio One fails to file any of the registration statements required by the registration rights agreement on or before the 180th day after the Issue Date; or

(2) by the 260th day after the Issue Date neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is declared effective by the SEC; or

(3) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then Radio One will pay additional interest (“Additional Interest”) to each Holder of original notes at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of such Registration Default and at a rate of 0.5% per annum thereafter until all Registration Defaults have been cured.
      All accrued Additional Interest will be paid by Radio One on each regular interest payment date with respect to the original notes.
      Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.
      Holders of original notes will be required to make certain representations to Radio One (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their original notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify Radio One against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of original notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from Radio One.
      For purposes of the proceeding, “Transfer Restricted Securities” means each original note until (i) the date on which such Transfer Restricted Security has been exchanged by a person other than a broker-dealer for a freely transferable exchange note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an original note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such original note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such original note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.
Book-Entry, Delivery and Form
      We will initially issue the exchange notes in the form of one or more global notes (the “Global Note”). The Global Note will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of The Depository Trust Company or its nominee. You may hold your beneficial interests in the Global Note directly through The Depository Trust Company if you have an account with The Depository Trust Company or indirectly through organizations that have accounts with The Depository Trust Company, including Euroclear and Clearstream. Except as set forth below, exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.
      Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee. Beneficial interests in the Global Note may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of exchange notes in certificated form.
      Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of The Depository Trust Company and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
      The following description of the operations and procedures of The Depository Trust Company, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
      The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of The Depository Trust Company only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of The Depository Trust Company are recorded on the records of the Participants and Indirect Participants.
      The Depository Trust Company has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, The Depository Trust Company will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by The Depository Trust Company (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants in The Depository Trust Company’s system may hold their interests therein directly through The Depository Trust Company. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because The Depository Trust Company can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in The Depository Trust Company system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR “HOLDERS” THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.
      Payments in respect of the principal of, and interest, premium and Additional Interest, if any, on, a Global Note registered in the name of The Depository Trust Company or its nominee will be payable to The Depository Trust Company in its capacity as the registered Holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the exchange notes, including the Global Notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

(1) any aspect of The Depository Trust Company’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of The Depository Trust Company or any of its Participants or Indirect Participants.
      The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless The Depository Trust Company has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of The Depository Trust Company. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of The Depository Trust Company, the trustee or us. Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any of its Participants in identifying the beneficial owners of the exchange notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from The Depository Trust Company or its nominee for all purposes.
      Transfers between Participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Crossmarket transfers between the Participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account The Depository Trust Company has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, The Depository Trust Company reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
      Although The Depository Trust Company, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Same Day Settlement and Payment
      We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in The Depository Trust Company’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by The Depository Trust Company to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in an Global Note from a Participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in an Global Note by or through a Euroclear or Clearstream participant to a Participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

Exchange of Book-Entry Notes for Certificated Notes
      The Global Notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons (“Certificated Notes”) only in the following limited circumstances:

•	DTC (1) notifies Radio One that it is unwilling or unable to continue as depositary for the Global Note and Radio One fails to appoint a successor depositary or (2) has ceased to be a clearing agency registered under the Exchange Act.

•	Radio One, at its option, notifies the trustee in writing that it elects to cause the issuance of the exchange notes in the form of Certificated Notes, or

•	there shall have occurred and be continuing an Event of Default under the Indenture.
In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless Radio One determines otherwise in accordance with the Indenture and in compliance with applicable law.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Acquisition Debt” means Indebtedness the proceeds of which are utilized solely to (x) acquire all or substantially all of the assets or a majority of the Voting Stock of an entity engaged in a Permitted Business or (y) finance an LMA (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses).
      “Additional Notes” means Notes that are originally issued from time to time after the Issue Date pursuant to the Indenture, except for Notes authenticated and delivered upon registration of, transfer of, in exchange for or in lieu of other Notes.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Radio One and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain

Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Radio One’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

      Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of $1.0 million or less;

(2) a transfer of assets between or among Radio One and its Subsidiaries;

(3) an issuance of Equity Interests by a Subsidiary to Radio One or to another Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(6) foreclosures on assets;

(7) the disposition of equipment no longer used or useful in the business of such entity;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments;” and

(10) the licensing of intellectual property.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person having a similar function.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Facility or any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Radio One and its Restricted Subsidiaries, taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of Radio One;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Radio One, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of Radio One are not Continuing Directors.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss, together with any related provision for taxes, realized by such Person or any of its Restricted Subsidiaries in connection with (a) an Asset Sale (including any sale and leaseback transaction), or (b) the disposition of any securities by such Person or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to obligations with respect to any sale and leaseback transaction, all fees, including but not limited to agency fees, letter of credit fees, commitment fees, commissions, discounts and other fees and charges incurred in respect of Indebtedness and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including non-cash employee and officer equity compensation expenses, amortization of goodwill and other intangibles, amortization of programming costs and barter expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any extraordinary or non-recurring expenses of such Person and the Restricted Subsidiaries for such period to the extent that such charges were deducted in computing such Consolidated Net Income; plus

(6) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or transactions; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

(8) cash payments related to non-cash charges that increased Consolidated Cash Flow in any prior period; minus

(9) barter revenues,
in each case, on a consolidated basis and determined in accordance with GAAP.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Radio One will be added to Consolidated Net Income to compute Consolidated Cash Flow of Radio One only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Radio One by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.
      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication of:

(1) the consolidated interest expense of such Person and the Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

(2) the consolidated interest expense of such Person and the Restricted Subsidiaries that was capitalized during such period;

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of the Restricted Subsidiaries or secured by a Lien on assets of such Person or any of the Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

(4) the product of:

(a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of the Restricted Subsidiaries, times

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(4) the cumulative effect of a change in accounting principles will be excluded.
      “Consolidated Net Worth” means, with respect to any specified Person, the stockholders’ equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders’ equity) amounts attributable to Disqualified Stock of such Person or its Restricted Subsidiaries.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Radio One who:

(1) was a member of or nominated to such Board of Directors on the date of the Indenture; or

(2) was nominated for election by either (a) one or more of the Principals or (b) the Board of Directors of Radio One, a majority of whom were members of or nominated to the Board of Directors on the date of the Indenture or whose election or nomination for election was previously approved by one or more of the Principals beneficially owning at least 25% of the Voting Stock of Radio One (determined by reference to voting power and not number of shares held) or such directors.
      “Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 17, 2000, by and among Radio One, the guarantors party thereto, Bank of America, N.A., as administrative agent and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increase in principal amount).
      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including any increase in principal amount).
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more (or otherwise available under a committed facility) and that has been designated by Radio One or a Guarantor as “Designated Senior Debt.”
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Radio One to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Radio One may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Domestic Subsidiary” means any Restricted Subsidiary of Radio One that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Radio One.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means an offering of Capital Stock (other than Disqualified Stock) of Radio One or one of its Subsidiaries, the net proceeds of which are contributed to Radio One, in each case to any Person that is not an Affiliate of Radio One, which offering results in at least $25.0 million of net aggregate proceeds to Radio One.
      “Existing Indebtedness” means Indebtedness of Radio One and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture.
      “Existing Preferred Stock” means the 6 1/2% Convertible Preferred Remarketable Term Income Deferrable Equity Securities of Radio One pursuant to the Certificate of Designations filed with the State of Delaware on July 13, 2000, as in effect on the date of the Indenture.
      “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      “Guarantors” means each of:

(1) Radio One’s Restricted Subsidiaries on the date of the Indenture; and

(2) any other subsidiary of Radio One that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture; and their respective successors and assigns.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates.
      “Holder” means any Person in whose name a Note is registered.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge of the Capital Stock of an Unrestricted Subsidiary securing Non-Recourse Debt of that Unrestricted Subsidiary; and, provided further, in no event shall the Existing Preferred Stock (including all accrued dividends thereon) be deemed Indebtedness.
      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Radio One or any Subsidiary of Radio One sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Radio One such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Radio One, Radio One will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Leverage Ratio” means the ratio of (i) the aggregate outstanding amount of Indebtedness of each of Radio One and the Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements are internally available as of the date of calculation on a combined consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the aggregate liquidation preference of all outstanding Disqualified Stock of Radio One and preferred stock of the Restricted Subsidiaries (except preferred stock issued to Radio One or a Restricted Subsidiary) as of the last day of such fiscal quarter to (ii) the aggregate Consolidated Cash Flow of Radio One for the last four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the “Reference Period”).
      For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of Radio One and the Restricted Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of the Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of such Reference Period. In addition to the foregoing, for purposes of this definition, the Leverage Ratio shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and the Restricted Subsidiaries and the issuance of the preferred stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness or preferred stock, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (12) of the definition of Permitted Debt), as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period) and (ii) any acquisition at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (12) of the definition of Permitted Debt), as if such acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Reference Period giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition Radio One reasonably anticipates in good faith if Radio One delivers to the Trustee an officer’s certificate executed by the chief financial or accounting officer of Radio One certifying to and describing and quantifying with reasonable specificity such non-recurring expenses, non-recurring costs and cost reductions. Furthermore, in calculating Consolidated Interest Expense for purposes of the calculation of Consolidated Cash Flow, (a) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (b) notwithstanding (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “LMA” means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared services agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell a portion of the advertising inventory of a radio station of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a radio station or (iii) manages a portion of the operations of a radio station.
      “Named Executive Officer” means Alfred C. Liggins, III, Scott R. Royster or Linda J. Eckard Vilardo.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
      “Net Proceeds” means the aggregate cash proceeds received by Radio One or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness, other than Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Radio One, the Guarantors, nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of Radio One, the Guarantors, or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.
      “Note” or “Notes” means the original notes, the exchange notes and any Additional Notes.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.
      “Permitted Asset Swap” means, with respect to any Person, the substantially concurrent exchange of assets of such Person (including Equity Interests of a Restricted Subsidiary) for assets of another Person, which assets are useful to the business of such aforementioned Person.
      “Permitted Business” means any business engaged in by Radio One or its Restricted Subsidiaries as of the Closing Date or any business reasonably related, ancillary or complementary thereto (including, without limitation, any media-related business).
      “Permitted Investments” means:

(1) any Investment in Radio One or in a Restricted Subsidiary;

(2) any Investment made prior to the date of the Indenture;

(3) any Investment in Cash Equivalents;

(4) any Investment by Radio One or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Radio One; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Radio One or a Restricted Subsidiary;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(6) any acquisition of assets (including Investments in Unrestricted Subsidiaries) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Radio One;

(7) notes and accounts receivable incurred in the ordinary course of business and any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(8) Hedging Obligations;

(9) guarantees of loans to management incurred pursuant to clause (13) of the definition of Permitted Debt;

(10) loans and advances to employees of Radio One or any Restricted Subsidiary in the ordinary course of business not in excess of $10.0 million in aggregate principal amount at any time outstanding;

(11) any Investment made after the date of the Indenture in Reach Media, Inc., a Texas corporation, in an amount not to exceed $56.1 million (each such Investment being measured as of the date made and without giving effect to subsequent changes in value);

(12) any Investment made after the date of the Indenture in TV One, LLC, a Delaware limited liability company, in an amount not to exceed $37.0 million (each such Investment being measured as of the date made and without giving effect to subsequent changes in value);

(13) Investments in Permitted Businesses so long as after giving effect to such Investment and all other Investments made in reliance on this clause (13), the aggregate amount of all Investments made in reliance on this clause (13) does not exceed 10% of Radio One’s Consolidated Net Worth at the time of such Investment (each such Investment being measured as of the date made and without giving effect to subsequent changes in value);

(14) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed $30.0 million.

      “Permitted Junior Securities” means:

(1) Equity Interests in Radio One or, subject to the provisions of the Credit Agreement, any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Debt under the Indenture.
      “Permitted Liens” means:

(1) Liens of Radio One and any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of Radio One or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Radio One or any Restricted Subsidiary of Radio One; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Radio One or the Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by Radio One or any Restricted Subsidiary of Radio One, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the Indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens incurred in the ordinary course of business of Radio One or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(10) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(11) Liens to secure Indebtedness that is pari passu in right of payment with the Notes, provided that the Notes are equally and ratably secured thereby;

(12) Liens securing Permitted Refinancing Indebtedness where the liens securing indebtedness being refinanced were permitted under the Indenture;

(13) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices;

(14) any interest or title of a lessor under any Capital Lease Obligation;

(15) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

(16) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty obligations, including rights of offset and set-off;

(17) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(18) leases or subleases granted to others;

(19) Liens under licensing agreements;

(20) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(21) judgment Liens not giving rise to an Event of Default;

(22) Liens encumbering property of Radio One or a Restricted Subsidiary consisting of carriers, warehousemen, mechanics, materialmen, repairmen, and landlords, and other Liens arising by operation of law and incurred in the ordinary course of business for sums which are not overdue or which are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of Radio One or a Restricted Subsidiary in accordance with GAAP; and

(23) Liens encumbering property of Radio One or a Restricted Subsidiary incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of bids, tenders, statutory obligations, leases, and contracts (other than for Indebtedness) entered into in the ordinary course of business of Radio One or a Restricted Subsidiary.
      “Permitted Refinancing Indebtedness” means any Indebtedness of Radio One or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Radio One or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Radio One or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Principals” means Catherine L. Hughes and Alfred C. Liggins, III.
      “Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” means, except Home Plate Suites, LLC and Radio One Cable Holdings, Inc., all current and future Domestic Subsidiaries of Radio One, other than Unrestricted Subsidiaries.
      “Senior Debt” means:

(1) all Indebtedness of Radio One or any Guarantor outstanding under the Credit Facility and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of Radio One or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).
      Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Radio One or any Guarantor;

(2) any intercompany Indebtedness of Radio One or any of its Restricted Subsidiaries to Radio One or any of its Affiliates;

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the Indenture.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
      “Subsidiary Guarantees” means the Guarantees by the Guarantors of the Notes.
      “Unrestricted Subsidiary” means any Subsidiary of Radio One that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Radio One or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Radio One or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Radio One;

(3) is a Person with respect to which neither Radio One nor any of the Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Radio One or any of the Restricted Subsidiaries.
      Any designation of a Subsidiary of Radio One as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Radio One will be in default of such covenant. The Board of Directors of Radio One may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF OTHER INDEBTEDNESS
Bank Credit Facility
      Our credit agreement provides for a bank credit facility under which we may borrow up to $800.0 million from a group of banking institutions. The bank credit facility consists of term loans in an amount of $300.0 million and revolving credit loans in an amount of up to $500 million that may be borrowed on a revolving basis. As of June 30, 2005, we had $437.5 million of total indebtedness under the bank credit facility. Borrowings under the bank credit facility are subject to compliance with provisions of the credit agreement, including but not limited to the financial covenants. Borrowings under the bank credit facility may be entirely of LIBOR Loans, Alternate Base Rate (“ABR”) Loans or a combination thereof.
      The term loans have scheduled quarterly amortization payments payable on the last day of each fiscal quarter. Under this quarterly amortization schedule, 2.5% of the original term loan principal amount is payable in 2007, 12.5% of such amount is payable in 2008, 22.5% of such amount is payable in 2009, 25% of such amount is payable in each of 2010 and 2011, with the final 12.5% due in 2012, provided the 8 7/8% senior subordinated notes due 2011 have been refinanced or repurchased by December 31, 2010. In addition, we are required to prepay the term loans with the net cash proceeds of certain asset sales and insurance awards (subject to a $5 million exclusion and the right to reinvest such proceeds within specified time periods), the net cash proceeds of certain incurrences of indebtedness (excluding permitted indebtedness), and, if the ratio of total debt to adjusted EBITDA exceeds 6.25 to 1.0 as of the end of any fiscal year after December 31, 2005, 50% of excess cash flow for such fiscal year.
      The loans under our bank credit facility will be due on the earliest to occur of (i) June 30, 2012 and (ii) six months prior to the scheduled maturity of our 8 7/8% senior subordinated notes unless those senior subordinated notes have been refinanced or repurchased prior to such date.
      All amounts under the bank credit facility are guaranteed by each of our direct and indirect restricted subsidiaries. The bank credit facility is secured by a perfected first priority secured interest in: (1) substantially all of the tangible and intangible assets of Radio One and our direct and indirect restricted subsidiaries including, without limitation, any and all FCC licenses to the maximum extent permitted by law, but excluding real estate assets, and (2) all of the equity interests of our direct and indirect restricted subsidiaries, including all warrants or options and other similar securities to purchase such securities. Radio One will also grant a security interest in all money (including interest), instruments and securities at any time held or acquired in connection with a cash collateral account established pursuant to the credit agreement, together with all proceeds thereof.
      The interest rates on the borrowings under the bank credit facility are based on the ratio of total debt to adjusted EBITDA with a maximum margin above ABR of 0.500% with respect to ABR Loans, and a maximum margin above LIBOR of 1.500% with respect to LIBOR Loans. Interest on LIBOR Loans is based on a 360-day period for actual days elapsed, and interest on ABR Loans is based on a 365-day period for actual days elapsed. In addition, Radio One will pay a commitment fee based on the average daily amount of the available revolving credit loans commitment, computed at a rate per year tied to the leverage ratio in effect during the year. The commitment fee is payable quarterly in arrears on the last business day of each March, June, September and December and on the maturity date of the revolving credit loans.
      The credit agreement contains customary affirmative and negative covenants including, but not limited to, financial covenants and other covenants including limitations on other indebtedness, liens, investments, guarantees, restricted payments (such as dividends, redemptions and payments on subordinated debt), prepayment or repurchase of other indebtedness, mergers and acquisitions, sales of assets, transactions with affiliates and other provisions customary and appropriate for financings of this type, including mutually agreed upon exceptions and baskets. The financial covenants include:

•	a maximum ratio of total debt to adjusted EBITDA of 6.5x (which will decrease to 6.0x on October 1, 2006 and thereafter);

•	a maximum ratio of senior debt to adjusted EBITDA of 5.0x (which will decrease to 4.5x on October 1, 2006, and which will decrease to 4.0x on October 1, 2007 and thereafter); and

•	a minimum interest coverage ratio of 2.5x.
      The credit agreement contains the following customary events of default:

•	failure to make payments when due;

•	defaults under other agreements or instruments of indebtedness;

•	noncompliance with covenants;

•	breaches of representations and warranties;

•	voluntary or involuntary bankruptcy or liquidation proceedings;

•	entrance of judgments; and

•	changes of control.
8 7/8% Senior Subordinated Notes due 2011
      We have $300.0 million of aggregate principal amount of 8 7/8% senior subordinated notes due 2011 outstanding, which we refer to as the “2011 Notes.” The 2011 Notes were issued pursuant to an indenture, dated as of May 18, 2001, by and among Radio One, The Bank of New York (formerly United States Trust Company of New York), as trustee, and the guarantors named therein.
      The 2011 Notes mature on July 1, 2011. The 2011 Notes carry interest at the rate of 8 7/8% per annum, payable semi-annually on January 1 and July 1 each year.
      The 2011 Notes rank: (i) senior to any of our and our guarantors’ future debt that expressly provides that it is subordinated to the 2011 Notes; (ii) on a parity with any of our and our guarantors’ future unsecured senior subordinated obligations that do not expressly provide that they are subordinated to the 2011 Notes; and (iii) junior to all of our and our guarantors’ existing and future senior debt. The original notes rank on a parity with the 2011 Notes.
      The 2011 Notes are guaranteed on a senior subordinated basis by each of our existing and future domestic restricted subsidiaries.
      On or after July 1, 2006, we may redeem some or all of the 2011 Notes at a redemption price equal to 104.438% of the principal amount, declining ratably to 100% of the principal amount in 2009 and thereafter, plus accrued and unpaid interest.
      If we experience specific kinds of changes in control, we must offer to repurchase the 2011 Notes at a repurchase price of 101% of the principal amount, plus accrued and unpaid interest.
      The indenture governing the 2011 Notes, among other things, restricts our ability and the ability of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	make investments;

•	issue or sell capital stock of subsidiaries;

•	engage in transactions with affiliates;

•	create liens;

•	restrict dividend or other payments to us from our subsidiaries;

•	transfer or sell assets; and

•	consolidate, merge or transfer all or substantially all of our assets.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of the material United States federal income tax consequences of the exchange offer and the ownership and disposition of the exchange notes. Unless otherwise stated, this summary deals only with U.S. holders that exchange original notes for exchange notes and who hold the exchange notes as capital assets. This summary assumes that the exchange notes will be issued, and transfers thereof and payments thereon will be made, in accordance with the indenture.
      As used herein, “U.S. holders” are any beneficial owners of the notes that are, for United States federal income tax purposes, (i) citizens or individual residents of the United States, (ii) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. holders. As used herein, “non-U.S. holders” are beneficial owners of the notes, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the notes.
      This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. It also does not discuss notes held as part of a hedge, straddle, “synthetic security” or other integrated transaction. This summary does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain United States expatriates or (iii) shareholders, partners or beneficiaries of a holder of the notes. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the notes.
      This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.
      You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the exchange offer and the ownership and disposition of the notes.
Exchange of Notes
      The exchange of an original note for an exchange note in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, the exchange notes will have the same issue price as the original notes, no gain or loss will be recognized by a holder upon receipt of an exchange note and the exchanging holder will have the same holding period and tax basis in the exchange note that the holder had in the original note.

Taxation of U.S. Holders

Interest Income
      Radio One may be required to pay a redemption premium upon the exercise of certain options by Holders (see “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control”) or by Radio One in connection with an Equity Offering (see “Description of Exchange Notes — Optional Redemption”). In addition, Radio One may be required to pay additional interest if it fails to comply with its obligation under the registration rights agreement (see “Description of Exchange Notes — Registration Rights; Additional Interest”). If there were more than a remote likelihood that such redemption premium or additional interest would be paid, the notes could be subject to the rules applicable to contingent payment debt instruments, including mandatory accrual of interest in accordance with those rules and the possible characterization of any gain realized on the taxable disposition of a note as ordinary income rather than capital gain. Radio One has determined (and this discussion assumes) that the likelihood of such redemption premium or additional interest being paid is remote. Radio One’s determination that these contingencies are remote is binding on holders, unless they disclose a contrary position in the manner required by applicable Treasury regulations. Radio One’s determination is not, however, binding on the Internal Revenue Service; the Internal Revenue Service may take a different position, in which case the timing, character and amount of income or gain may be different. Based on the foregoing, stated interest on the notes will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received (in accordance with the holder’s regular method of tax accounting).

Sale, Exchange or Redemption of Notes
      A U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a note and the holder’s adjusted tax basis in such note. The amount realized generally is equal to the amount of cash and the fair market value of property received for the note (other than amounts attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income). A holder’s adjusted tax basis in the note generally will be the initial purchase price paid therefor. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a note if such holder’s holding period for such note exceeds one year. To the extent the amount realized is less than the holder’s adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding Tax
      In general, information reporting requirements will apply to payments of principal and interest on the notes and payments of the proceeds of the sale of the notes, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. The backup withholding tax rate is currently 28%. Any amounts withheld under the backup withholding rules from a payment to a holder generally will be allowed as a credit against such holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.
Taxation of Non-U.S. Holders
      Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

Interest Income
      Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a note by a non-U.S. holder will qualify for the

“portfolio interest” exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that: (i) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Radio One stock entitled to vote; (ii) the non-U.S. holder is not a controlled foreign corporation that is related to Radio One through stock ownership; (iii) the non-U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) either (a) the non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor’s agent with a copy thereof. The applicable United States Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (iv), above. If a non-U.S. holder holds the note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable United States Treasury regulations.
      Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

Sale, Exchange or Redemption of Notes
      A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of a note unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder and, to the extent an applicable tax treaty so provides, the gain is attributable to the holder’s U.S. permanent establishment or (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a “tax home” in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States.
      Except to the extent that an applicable income tax treaty otherwise provides, (1) if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and (2) if an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale or other disposition of a note are urged to consult their tax advisors as to the consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax
      Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of interest paid to such holder and the tax withheld with respect to those payments regardless of whether withholding was required. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding tax will not apply to payments on the notes to a non-U.S. holder if the statement described in clause (iv) under “— Interest Income” above is duly provided by such holder, provided that the payor does not have actual knowledge or reason to know that the holder is a United States person. Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of notes effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (i) is a United States person as defined in the Internal Revenue Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the notes provides the statement described in clause (iv) under “— Interest Income” above and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.
      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.
PLAN OF DISTRIBUTION
      Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker-dealer registered under the Exchange Act that purchases notes from us to resell pursuant to Rule 144A under the Securities Act or any other exemption, that exchanges original notes for exchange notes in the ordinary course of business and that is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act.
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

      If you wish to exchange your original notes for exchange notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer — Resale of Exchange Notes” and “The Exchange Offer — Procedures for Tendering Original Notes.” As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your original notes for exchange notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for original notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver a prospectus in connection with any resale by you of such exchange notes.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the completion of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The legality of the exchange notes we are offering will be passed upon for us by Covington & Burling. A copy of the legal opinion rendered by Covington & Burling is filed as an exhibit to the registration statement with respect to the exchange notes offered by this prospectus.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The consolidated financial statements of Radio One, Inc. incorporated by reference in Radio One, Inc.’s Annual Report (Form 10-K/ A) for the year ended December 31, 2004 including schedules appearing therein, and Radio One, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following location of the SEC:
Public Reference Room
100 F Street, N.E.,
Washington, DC 20549
      You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
      The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.
      In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or telephone number: Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706, (301) 306-1111, Attention: Corporate Secretary.
      Our class D common stock is listed on the Nasdaq National Market under the symbol “ROIAK,” and our SEC filings can also be read at: Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.
      You may also obtain information about Radio One at our website at www.radio-one.com. Information contained on our website does not constitute a part of this prospectus and should not be relied on to make an investment decision.
      This document contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries contained in this prospectus are qualified in their entirety by this reference. We will make copies of those documents available to you upon your request to us.
      We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes offered by this prospectus. This prospectus does not include all of the information included in the registration statement, as permitted by the rules and regulations of the SEC.

RADIO ONE, INC.

OFFER TO EXCHANGE

$200,000,000 6 3/8% SENIOR SUBORDINATED NOTES DUE 2013 THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 FOR $200,000,000 OUTSTANDING UNREGISTERED 6 3/8% SENIOR SUBORDINATED NOTES DUE 2013.

PROSPECTUS

September      , 2005

UNTIL                     , 2005, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers.

Registrants Incorporated or Organized Under Delaware Law
      All Registrants, other than Bell Broadcasting Company, Blue Chip Broadcast Company, Blue Chip Broadcasting, Ltd., Blue Chip Broadcasting Licenses, Ltd., and Blue Chip Broadcasting Licenses II, Ltd., are incorporated or organized under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of Radio One provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.
      Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Amended and Restated Certificate of Incorporation or equivalent constituting document of each of the Registrants, other than Bell Broadcasting Company, Blue Chip Broadcast Company, Blue Chip Broadcasting, Ltd., Blue Chip Broadcasting Licenses, Ltd., Blue Chip Broadcasting Licenses II, Ltd., and Hawes-Saunders Broadcast Properties, Inc., provides for indemnification of its directors and officers to the fullest extent permitted by applicable law.
      Hawes-Saunders’ bylaws provide that any indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made (a) by a majority vote of directors who are not party to such suit, action, or proceeding, even though less than a quorum, (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.
      Radio One of Indiana, L.P. and Radio One of Texas, L.P. are organized as limited partnerships under the laws of the State of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that a limited partnership, subject to any standards and restrictions in its partnership agreement, may indemnify and hold harmless any partner or other person from and against any and all claims and demands. The Limited Partnership Agreement of each of Radio One of Indiana, L.P. and Radio One of Texas, L.P. provides that the partnership shall indemnify and hold harmless its general partners from any loss or damage incurred by reason of any act performed by them for and on behalf of the partnership unless the act constituted gross negligence, willful or wanton misconduct, or intentional malfeasance.
      Satellite One, L.L.C., Radio One of Charlotte, LLC, Radio One Licenses, LLC, Radio One of Detroit, LLC, Radio One of Atlanta, LLC, ROA Licenses, LLC, Radio One of Augusta, LLC, Charlotte Broadcasting, LLC, Radio One of North Carolina, LLC, Radio One of Boston Licenses, LLC, Radio One of Indiana, LLC, Radio One of Texas I, LLC, Radio One of Texas II, LLC, Radio One of Dayton Licenses, LLC and Radio One Media Holdings, LLC are organized as limited liability companies under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company, subject to any standards and restrictions in its limited liability company agreement, may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands.
      The Limited Liability Company Agreement of each of Satellite One, L.L.C., Radio One Licenses, LLC, Radio One of Detroit, LLC, Radio One of Atlanta, LLC, ROA Licenses, LLC, Radio One of Augusta, LLC, Charlotte Broadcasting, LLC, Radio One of North Carolina, LLC, Radio One of Boston Licenses, LLC, Radio One of Indiana, LLC, Radio One of Texas I, LLC, Radio One of Texas II, LLC and Radio One of Dayton Licenses, LLC provides that the company shall, in accordance with Section 18-108 of the Delaware Limited Liability Company Act, indemnify and hold harmless any member, manager or officer of such company (or of an affiliate thereof) to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against such indemnitee, including, without limitation, reasonable attorney’s fees and disbursements incurred in the defense thereof, arising out of any act or omission of such indemnitee in connection with the company. Additionally, the limited liability company agreement of Radio One Media Holdings, LLC provides that in the event of any action by the member against the indemnitee, including a derivative suit, the company shall indemnify, hold harmless, and pay all expenses of such indemnitee, including reasonable attorney’s fees and disbursements incurred in the defense thereof and that no indemnitee shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which is material to the cause of the action.
      The limited liability company agreement of Radio One of Charlotte, LLC provides that, to the maximum extent permitted by law, the company shall indemnify any person who is or was a manager of the company or is or was serving at the request of the company, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The company may also, to the maximum extent permitted by law, indemnify any employee or agent who is not a manager under the same standard if such indemnification is approved by the company’s managers.

Registrants Incorporated Under Michigan Law
      Bell Broadcasting Company (“BBC”) is incorporated under the laws of the State of Michigan. Under Sections 561-571 of the Michigan Business Corporation Act, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders. BBC’s Restated Articles of Incorporation provide that its directors shall not be personally liable to BBC or its shareholders for monetary damages for breach of the director’s fiduciary duty. However, BBC’s Restated Articles of Incorporation do not eliminate or limit the liability of a director for any of the following: (i) a breach of the director’s duty of loyalty to us or our shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation of Section 551(1) of the Michigan Business Corporation Act; (iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring before the effective date of the Restated Articles of Incorporation. In addition, BBC’s By-Laws generally provide that BBC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of BBC) by reason of the fact that he is or was a BBC director, officer, employee or agent or is or was serving at BBC’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Registrants Organized Under Nevada Law
      Blue Chip Broadcasting Licenses II, Ltd. is organized as a limited liability company under the laws of the State of Nevada. Under Chapter 86 of the Nevada Revised Statutes, a limited liability company may indemnify a manager, member, employee, agent or certain other persons against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding, if such manager, member, employee, agent or other person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A limited liability company may also indemnify a manager, member, employee, agent or certain other persons against expenses, including attorney’s fees, actually and reasonably incurred in connection with an action or suit by or in the right of such company, if such manager, member, employee, agent or other person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company. The Bylaws of Blue Chip Broadcasting Licenses II, Ltd. provide that the company shall grant indemnification to the foregoing persons to the extent authorized by the Nevada Revised Statutes.

Registrants Incorporated Under Ohio Law
      Blue Chip Broadcast Company is incorporated under the laws of the State of Ohio. Under Section 1701.13 of the Ohio Revised Code, a corporation may indemnify a director, officer, employee or agent or certain other persons against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with an action, suit or proceeding, if such director, officer, employee, agent or other person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may also indemnify a director, officer, employee or agent or certain other persons against expenses, including attorney’s fees, actually and reasonably incurred in connection with an action or suit by or in the right of such corporation, subject to certain exceptions, if such director, officer, employee, agent or other person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Article IV of the Regulations of Blue Chip Broadcast Company provides that the company shall indemnify all the foregoing persons to the full extent permitted by the General Corporation Law of Ohio.
      Blue Chip Broadcasting, Ltd. and Blue Chip Broadcasting Licenses, Ltd. are organized as limited liability companies under the laws of the State of Ohio. Under Section 1705.32 of the Ohio Revised Code, a limited liability company may indemnify a manager, member, partner, officer, employee, agent or certain other persons against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with an action, suit or proceeding, if such manager, member, partner, officer, employee, agent or other person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company and, in connection with any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A limited liability company may also indemnify a manager, officer, employee, agent or certain other persons against expenses, including attorney’s fees, actually and reasonably incurred in connection with an action or suit by or in the right of such company, if such manager, officer, employee, agent or other person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company. The Bylaws of each of Blue Chip Broadcasting, Ltd. and Blue Chip Broadcasting Licenses, Ltd. provide that the company shall indemnify the foregoing persons to the full extent authorized by the Ohio Revised Code.
      The above discussion of the relevant statutes and the governing documents of the registrants is not intended to be exhaustive and is qualified in its entirety by reference to such statutes and governing documents.

Item 21.	Exhibits and Financial Statement Schedules.
      (a) The following are exhibits to this registration statement:

Exhibit
No.	Description of Document

1.2	Registration Rights Agreement (incorporated by reference to Radio One’s Current Report on Form 8-K, filed February 10, 2005 (File No. 000-25969)).

3.1	Amended and Restated Certificate of Incorporation of Radio One, Inc. (incorporated by reference to Radio One’s Quarterly Report on Form 10-Q for the period ended March 31, 2000 (File No. 000-25969)).

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Radio One, Inc. (incorporated by reference to Radio One’s Current Report on Form 8-K filed October 6, 2000 (File No. 000-25969)).

3.3	Certificate of Formation of Radio One Licenses, LLC.*

3.4	Certificate of Conversion of Radio One Licenses, LLC (f/k/a Radio One Licenses, Inc.).*

3.5	Restated Articles of Incorporation of Bell Broadcasting Company.*

3.6	Certificate of Amendment of the Articles of Incorporation of Bell Broadcasting Company.*

3.7	Certificate of Amendment of the Articles of Incorporation of Bell Broadcasting Company.*

3.8	Certificate of Merger of Allur-Detroit, Inc. with and into Bell Broadcasting Company.*

3.9	Certificate of Formation of Radio One of Detroit, LLC.*

Exhibit
No.	Description of Document

3.10	Certificate of Conversion of Radio One of Detroit, LLC (f/k/a Radio One of Detroit, Inc.).*

3.11	Certificate of Formation of Radio One of Atlanta, LLC.*

3.12	Certificate of Conversion of Radio One of Atlanta, LLC (f/k/a Radio One of Atlanta, Inc.).*

3.13	Certificate of Formation of ROA Licenses, LLC.*

3.14	Certificate of Conversion of ROA Licenses, LLC (f/k/a ROA Licenses, Inc.).*

3.15	Certificate of Formation of Radio One of Charlotte, LLC.*

3.16	Certificate of Formation of Radio One of Augusta, LLC.*

3.17	Certificate of Conversion of Radio One of Augusta, LLC (f/k/a Radio One of Augusta, Inc.).*

3.18	Certificate of Formation of Charlotte Broadcasting, LLC.*

3.19	Certificate of Conversion of Charlotte Broadcasting, LLC (f/k/a Davis Broadcasting of Charlotte, Inc.).*

3.20	Certificate of Formation of Radio One of North Carolina, LLC.*

3.21	Certificate of Conversion of Radio One of North Carolina, LLC (f/k/a Radio One of North Carolina, Inc.).*

3.22	Certificate of Incorporation of Radio One of Boston, Inc.*

3.23	Certificate of Formation of Radio One of Boston Licenses, LLC.*

3.24	Certificate of Conversion of Radio One of Boston Licenses, LLC (f/k/a Radio One of Boston Licenses, Inc.).*

3.25	Certificate of Incorporation of Blue Chip Merger Subsidiary, Inc.*

3.26	Certificate of Merger of Blue Chip Broadcasting, Inc. into Blue Chip Merger Subsidiary, Inc.*

3.27	Amended and Restated Articles of Incorporation of Blue Chip Broadcasting Company.*

3.28	Certificate of Amendment of the Articles of Incorporation of Blue Chip Broadcast Company (f/k/a Blue Chip Broadcasting Company).*

3.29	Certificate of Amendment of the Articles of Incorporation of Blue Chip Broadcast Company.*

3.30	Articles of Organization of Blue Chip Broadcasting, Ltd.*

3.31	Certificate of Amendment of the Articles of Organization of Blue Chip Broadcasting, Ltd.*

3.32	Articles of Organization of Blue Chip Broadcasting Licenses, Ltd.*

3.33	Articles of Organization of Blue Chip Broadcasting Licenses II, Ltd.*

3.34	Certificate of Limited Partnership of Radio One of Texas, L.P.*

3.35	Certificate of Limited Partnership of Radio One of Indiana, L.P.*

3.36	Certificate of Formation of Radio One of Texas I, LLC.*

3.37	Certificate of Formation of Radio One of Texas II, LLC.*

3.38	Certificate of Formation of Radio One of Indiana, LLC.*

3.39	Certificate of Formation of Satellite One, L.L.C.*

3.40	Certificate of Incorporation of Hawes-Saunders Broadcast Properties, Inc.*

3.41	Certificate of Renewal and Revival of Charter of Hawes-Saunders Broadcast Properties, Inc.*

3.42	Certificate of Formation of Radio One of Dayton Licenses, LLC.*

3.43	Certificate of Incorporation of New Mableton Broadcasting Corporation.*

3.44	Certificate of Formation of Radio One Media Holdings, LLC.*

3.45	Amended and Restated Bylaws of Radio One, Inc. (incorporated by reference to Radio One’s Quarterly Report on Form 10-Q filed August 14, 2001 (File No. 000-25969)).

3.46	Limited Liability Company Agreement of Radio One Licenses, LLC.*

3.47	Restated Bylaws of Bell Broadcasting Company.*

3.48	Limited Liability Company Agreement of Radio One of Detroit, LLC.*

3.49	Limited Liability Company Agreement of Radio One of Atlanta, LLC.*

3.50	Limited Liability Company Agreement of ROA Licenses, LLC.*

Exhibit
No.	Description of Document

3.51	Limited Liability Company Agreement of Radio One of Charlotte, LLC.*

3.52	Limited Liability Company Agreement of Radio One of Augusta, LLC.*

3.53	Limited Liability Company Agreement of Charlotte Broadcasting, LLC.*

3.54	Limited Liability Company Agreement of Radio One of North Carolina, LLC.*

3.55	Bylaws of Radio One of Boston, Inc.*

3.56	Limited Liability Company Agreement of Radio One of Boston Licenses, LLC.*

3.57	Bylaws of Blue Chip Merger Subsidiary, Inc.*

3.58	Regulations and Bylaws of Blue Chip Broadcast Company.*

3.59	Amended and Restated Operating Agreement of Blue Chip Broadcasting, Ltd.*

3.60	Operating Agreement of Blue Chip Broadcasting Licenses, Ltd.*

3.61	Operating Agreement of Blue Chip Broadcasting Licenses II, Ltd.*

3.62	Limited Partnership Agreement of Radio One of Texas, L.P.*

3.63	Limited Partnership Agreement of Radio One of Indiana, L.P.*

3.64	Limited Liability Company Agreement of Radio One of Texas I, LLC.*

3.65	Limited Liability Company Agreement of Radio One of Texas II, LLC.*

3.66	Limited Liability Company Agreement of Radio One of Indiana, LLC.*

3.67	Limited Liability Company Agreement of Satellite One, L.L.C.*

3.68	Amended and Restated Bylaws of Hawes-Saunders Broadcast Properties, Inc.*

3.69	Limited Liability Company Agreement of Radio One of Dayton Licenses, LLC.*

3.70	Bylaws of New Mableton Broadcasting Corporation.*

3.71	Limited Liability Company Agreement of Radio One Media Holdings, LLC.*

4.1	Indenture dated May 18, 2001 among Radio One, Inc., the Guarantors listed therein, and United States Trust Company of New York (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed July 17, 2001 (File No. 333-65278)).

4.2	First Supplemental Indenture, dated August 10, 2001, among Radio One, Inc., the Guaranteeing Subsidiaries and other Guarantors listed therein, and the Bank of New York, as Trustee, (incorporated by reference to the Radio One’s Registration Statement on Form S-4, filed October 4, 2001 (File No. 333-65278)).

4.3	Second Supplemental Indenture dated as of December 31, 2001, among Radio One, Inc., the Guaranteeing Subsidiaries and other Guarantors listed therein, and the Bank of New York, as Trustee, (incorporated by reference to Radio One’s registration statement on Form S-3, filed January 29, 2002 (File No. 333-81622)).

4.4	Third Supplemental Indenture dated as of July 13, 2003, among Radio One, Inc., the Guaranteeing Subsidiaries and other Guarantors listed therein, and The Bank of New York, as Trustee, (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended December 31, 2003).

4.5	Fourth Supplemental Indenture dated as of May 18, 2001, among Radio One, Inc., the Guaranteeing Subsidiaries and other Guarantors listed therein, and The Bank of New York, as Trustee, (incorporated by reference to Radio One’s Quarterly Report on Form 10-Q for the period ended September 30, 2004).

4.6	Fifth Supplemental Indenture, dated as of February 8, 2005, among Radio One, Inc., the Guaranteeing Subsidiaries and other Guarantors listed therein, and The Bank of New York , as Trustee (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended March 31, 2005).

4.7	Indenture dated February 10, 2005 between Radio One, Inc. and The Bank of New York, as Trustee (incorporated by reference to Radio One’s Current Report on Form 8-K filed February 10, 2005).

5.1	Opinion of Covington & Burling.*

Exhibit
No.	Description of Document

10.1	Amended and Restated Employment Agreement between Radio One, Inc. and Scott R. Royster dated October 18, 2000 (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended December 31, 2000).

10.2	Amended and Restated Employment Agreement between Radio One, Inc. and Linda J. Eckard Vilardo dated October 31, 2000 (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended December 31, 2000).

10.3	Employment Agreement between Radio One, Inc. and Alfred C. Liggins, III dated April 9, 2001 (incorporated by reference to Radio One’s Quarterly Report on Form 10-Q for the period ended June 30, 2001).

10.4	Promissory Note and Stock Pledge Agreement dated October 18, 2000 between Radio One, Inc. and Scott R. Royster (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.5	Promissory Note and Stock Pledge Agreement dated October 31, 2000 between Radio One, Inc. and Linda J. Eckard Vilardo (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.6	Promissory Note dated January 30, 2002 between Radio One, Inc and Scott R. Royster (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.7	Credit Agreement, dated June 13, 2005, by and among Radio One Inc., Wachovia Bank and the other lenders party thereto (incorporated by reference to Exhibit 10.1 to Radio One’s Current Report on Form 8-K filed June 17, 2005).

10.8	Guarantee and Collateral Agreement, dated June 13, 2005, made by Radio One, Inc. and its Restricted Subsidiaries in favor of Wachovia Bank (incorporated by reference to Exhibit 10.2 to Radio One’s Current Report on Form 8-K filed the June 17, 2005).

12.1	Statement setting forth computation of ratios of earnings to fixed charges.†

21.1	Subsidiaries of Radio One, Inc. (incorporated by reference to Radio One’s Annual Report on Form 10-K, filed March 16, 2005).

23.1	Consent of Ernst & Young LLP, independent auditors.†

23.2	Consent of Covington & Burling (included in Exhibit 5.1).*

24.1	Power of Attorney.*

25.1	Form T-1 Statement of eligibility under the Trust Indenture Act of 1929, as amended, of The Bank of New York, as trustee, for the 6 3/8 Senior Subordinated Notes due 2013.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Registered Holders and/ or DTC Participants.*

*	Previously filed.

†	Filed herewith.

Item 22.	Undertakings.
      The undersigned registrants hereby undertake that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on September 15, 2005.

RADIO ONE, INC.

By:	/s/ John W. Jones

John W. Jones

Vice President and General Counsel

RADIO ONE LICENSES, LLC
BELL BROADCASTING COMPANY
RADIO ONE OF DETROIT, LLC
RADIO ONE OF ATLANTA, LLC
ROA LICENSES, LLC
RADIO ONE OF CHARLOTTE, LLC,
RADIO ONE OF AUGUSTA, LLC
CHARLOTTE BROADCASTING, LLC
RADIO ONE OF NORTH CAROLINA, LLC
RADIO ONE OF BOSTON, INC.
RADIO ONE OF BOSTON LICENSES, LLC
BLUE CHIP MERGER SUBSIDIARY, INC.
BLUE CHIP BROADCAST COMPANY
BLUE CHIP BROADCASTING, LTD.
BLUE CHIP BROADCASTING LICENSES, LTD.
BLUE CHIP BROADCASTING LICENSES II, LTD.
RADIO ONE OF INDIANA, LLC
RADIO ONE OF TEXAS I, LLC
RADIO ONE OF TEXAS II, LLC
SATELLITE ONE, L.L.C.
HAWES-SAUNDERS BROADCAST PROPERTIES, INC.
RADIO ONE OF DAYTON LICENSES, LLC
NEW MABLETON BROADCASTING CORPORATION
RADIO ONE MEDIA HOLDINGS, LLC

By:	/s/ John W. Jones

John W. Jones

Vice President and General Counsel

RADIO ONE OF INDIANA, L.P.
By: RADIO ONE, INC., its general partner

By:	/s/ John W. Jones

John W. Jones

Vice President and General Counsel

RADIO ONE OF TEXAS, L.P.
By: RADIO ONE OF TEXAS I, LLC, its general partner

By:	/s/ John W. Jones

John W. Jones

Vice President and General Counsel

POWER OF ATTORNEY
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

* Alfred C. Liggins, III(1)		Director, President and Chief Executive Officer	September 15, 2005

* Catherine L. Hughes(2)		Chairperson and Secretary	September 15, 2005

* Terry L. Jones(2)		Director	September 15, 2005

* Brian W. McNeill(2)		Director	September 15, 2005

* L. Ross Love(3)		Director	September 15, 2005

* D. Geoffrey Armstrong(3)		Director	September 15, 2005

* Ronald E. Blaylock(3)		Director	September 15, 2005

* Scott R. Royster(4)		Executive Vice President, Chief Financial Officer and Principal Accounting Officer	September 15, 2005

*By:	/s/ John W. Jones Name: John W. Jones Title: Attorney-in-Fact